As filed with the Securities and Exchange Commission on September 22, 2005
An Exhibit List can be found on page II-5.
Registration No. 333- 127413

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

FELLOWS ENERGY LTD.
(Name of small business issuer in its charter)

Nevada	1382	33-0967648
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

370 Interlocken Boulevard, Suite 400
Broomfield, Colorado 80021
(303) 327-1525
(Address and telephone number of principal executive offices and principal place of business)

George S. Young, Chief Executive Officer
FELLOWS ENERGY LTD.
370 Interlocken Boulevard, Suite 400
Broomfield, Colorado 80021
(303) 327-1525
(Name, address and telephone number of agent for service)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.001 par value	5,996,574 (3)	$0.655	$3,927,755.97	$462.30
Common Stock, $.001 par value issuable upon exercise of Warrants	1,223,200 (4)	$1.00	$1,223,200	$143.97
Common Stock, $.001 par value issuable upon exercise of Warrants	377,600 (5)	$0.655	$247,328	$29.11
Common stock, $.001 par value issuable upon conversion of Convertible Debentures	16,523,938 (6)	$0.655	$10,823,179.39	$1,273.89
Common Stock, $.001 par value issuable upon exercise of Warrants	5,959,635 (7)	$0.655	$3,903,560.93	$459.45
Total	30,080,947		$20,092,274.29	$2,368.72 (8)

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the convertible debentures and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the convertible debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the convertible debentures and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on August 9, 2005, which was $.655 per share.

(3) Includes a good faith estimate of additional shares issuable to account for antidilution and price protection adjustments.

(4) Represents shares of common stock underlying warrants exercisable at $1.00 per share.

(5) Represents shares of common stock underlying warrants exercisable at $0.540845 per share.

(6) Includes a good faith estimate of the shares underlying convertible debentures to account for market fluctuations.

(7) Includes a good faith estimate of the shares underlying warrants exercisable at $.649 per share to account for antidilution and price protection adjustments.
(8) $2,364.86 previously paid.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus
SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2005
The information in this preliminary prospectus is not complete and may be changed. The securities being registered by the Registration Statement may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

FELLOWS ENERGY LTD.
30,080,947 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 30,080,947 shares of our common stock, including 5,996,574 shares of common stock, up to 16,523,938 shares of common stock underlying convertible debentures in a principal face amount of $5,501,199.95 and up to 7,560,435 shares of common stock issuable upon the exercise of common stock purchase warrants. The convertible debentures are unsecured and we are obligated to pay 1/24th of the face amount of the convertible debentures on the first of every month, starting October 1, 2005, which payment can be made in cash or in our restricted common stock. We may pay this amortization payment in cash or in stock at the lower of (i) $0.60 per share or (ii) 80% of the volume weighted average price of our stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount. Except as provided herein and to the extent any debentures remain outstanding, at any time, the debentures are convertible into shares of our common stock at $0.60 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

HPC Capital Management, a registered broker-dealer, who received its shares of common stock being offering in this prospectus as compensation for investment banking services and holds the securities for its own account, may be deemed an underwriter within the meaning of the Securities Act of 1933 in connection with the sale of its common stock under this prospectus. The following selling stockholders are deemed an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of their common stock under this prospectus: Legend Merchant Group Inc., a registered broker-dealer; Dunwood Asset Management LLC, a registered broker-dealer; Palladium Capital Advisors LLC, a registered broker-dealer; Axiom Capital Management, Inc., a registered broker-dealer; John F. Heerdink Lr., Sam Ottensoser, David W. Unsworth Jr., Gilad Ottensoser, John H. Shaw III, David Jordan and Barry Zelin. John F. Heerdink Lr., Sam Ottensoser, David W. Unsworth Jr., Gilad Ottensoser and John H. Shaw III are employees of Legend Merchant Group Inc. David Jordan and Barry Zelin are employees of Axiom Capital Management, Inc. With the exception of the above listed entities and persons, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is traded on the Over-The-Counter Bulletin Board under the symbol "FLWE". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on September 21, 2005, was $.83.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2005.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as  “may,” “should,”“expect,”  “plan,”“could,”“anticipate,” “intend,” “believe,”“estimate,”“predict,”  “potential,”“goal,”  or “continue”  or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

FELLOWS ENERGY LTD.

We are an early stage oil and gas company led by an experienced management team and focused on exploration and production of natural gas, especially from “unconventional plays” such as tight sands and coal beds, and oil in the Rocky Mountain Region. In many unconventional plays accumulations of hydrocarbons are found over a large areal expanse and/or a thick vertical section, which when compared to conventional plays, typically have a higher geological and/or commercial development risk and lower average decline rate. Whereas a “conventional play” is an accumulation of hydrocarbons in a structural or stratigraphic setting within high-quality reservoirs. Our strategy is to pursue selected opportunities that are characterized by reasonable entry costs, favorable economic terms, high reserve potential relative to capital expenditures and the availability of existing technical data that may be further developed using current technology.

On January 5, 2004, we acquired certain interests in certain oil and gas leases and other interests owned by Diamond Oil & Gas Corporation, a Nevada corporation. Diamond is wholly owned by George S. Young, CEO, President and a Director of Fellows.

In connection with the transaction with Diamond, we (1) issued 3,500,000 shares of our common stock to Diamond; (ii) completed a private placement of $2,750,000, pursuant to which we issued 2,750,000 shares of our common stock at $1.00 per share; (3) appointed George S. Young as our President, Chief Executive Officer and a Director and Steven L. Prince as our Vice President and a Director; and (4) accepted the resignation of our then management and redeemed 52,610,000 shares of our common stock owned by the outgoing and former management in exchange for an aggregate sum of $27,000.

For the years ended December 31, 2004 and 2003, we did not generate any revenues and had net losses of $3,760,308and $123,475, respectively. For the six months ended June 30, 2005, we did not generate any revenues and had net income of $713,430 as a result of a gain on the sale of property of $1,437,281. As a result of significant losses from operations, our Independent Registered Public Accounting Firm, in their report dated March 29, 2005, have expressed substantial doubt about our ability to continue as going concern.

Our principal offices are located at 370 Interlocken Boulevard, Suite 400 Broomfield, Colorado 80021, and our telephone number is (303) 327-1525. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholders.......................................................................	Up to 30,080,947 shares, including the following:
- 5,996,574 shares of common stock;

-      up to 16,523,938 shares  of common  stock underlying convertible debentures in the principal  amount of   $      5,501,199.05 (includes a good faith estimate of the shares underlying convertible debentures to account for market flucuations and antidilution protection adjustments, respectively),

- up to 1,223,200 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $1.00 per share;

- up to 377,600 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $0.540845 per share; and

-  up to 5,959,635 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.649 per share (includes a good faith estimate of the shares underlying warrants to account for antidilution protection adjustments).

Common stock to be outstanding after the offering.........................................................	Up to 71,963,179 shares

Use of proceeds......................................................................................................................	We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, JGB Capital L.P., Palisades Master Fund LP and Crescent International Ltd. will be entitled to exercise up to 5,959,635 warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement at any time after one year from issuance. In the event that JGB Capital L.P., Palisades Master Fund LP and Crescent International Ltd. exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants.

Over-The-Counter Bulletin Board Symbol........................................................................	FLWE

The above information regarding common stock to be outstanding after the offering is based on 47,878,806 shares of common stock outstanding as of September 22, 2005 and assumes the subsequent conversion of our issued convertible debentures and exercise of warrants by our selling stockholders.

May 2005 Private Placement
On May 18, 2005, we closed on $1,063,650 in equity financing and issued approximately 545,461 units, at a price of $1.95 per unit, each unit consisting of 3.55 shares of our common stock and one and one-half Series A warrants to purchase our common stock. The units were sold to a limited number of accredited investors through a private placement memorandum and were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act. We also agreed to pay the following to a placement agent: (i) a placement fee equal to 10% of the gross proceeds received from sales to certain investors identified by the placement agent; (ii) an option to purchase an amount of units equal to 15% of the units sold in the offering at a purchase price of $1.95 per unit; (iii) a warrant or warrants, identical to the warrants contained in the units, equal to 15% of the number of units issued to certain investors identified by the placement agent, and (iv) a non-accountable expense allowance of 3% of the aggregate gross proceeds of the offering.

Each whole warrant entitles the holder to purchase one share of our common stock for a price of $1.00 per share for three years from the date of purchase of the unit. The warrants also contain limited anti-dilution rights. The warrants are subject to adjustment in the event of (i) any subdivision or combination of our outstanding common stock or (ii) any distribution by us to holders of common stock of (x) a stock dividend, or (y) assets (other than cash dividends payable out of retained earnings) to holders of common stock. In addition, until two (2) years from the date the registration statement filed pursuant to the registration rights agreement is declared effective, and except for certain issuances of our common stock including (A) pursuant to rights, warrants, convertible securities or options outstanding on the date of issuance of the warrants, (B) pursuant to the offering, or (C) in other limited circumstances, if and when we issue or sell any common stock (including rights, warrants, convertible securities or options for its capital stock) for a consideration per share less than the per share purchase price of such common stock in the offering, then we shall issue additional common stock to the investors so that the average per share purchase price of the shares of common stock issued to the investors (of only the common stock still owned by such investors) is equal to such other lower price per share.

Pursuant to a registration rights agreement that we entered into with the purchasers of the units, we granted registration rights for the purchased shares of common stock and the common stock issuable upon exercise of the warrants. We will pay certain expense incurred by the holders of the securities in exercising their registration rights. The registration rights agreement requires us to file a registration statement registering the shares of common stock underlying the units sold within 30 calendar days from the first closing date with penalties of 2% per 30 day period for non-performance. In the event that (i) the registration statement is not declared effective within 90 calendar days from the first closing date, or (ii) 120 days in the case of a review of the registration statement by the SEC, or (iii) we do not maintain such registration statement as effective for the required period, then we will pay liquidated damages in common stock. Such payment of the liquidated damages shall not relieve us from our obligations to register the securities and the additional shares payable as liquidated damages.
The registration rights agreement also requires that we will maintain the registration statement effective under the Securities Act until the earlier of (i) the date that none of the securities covered by such Registration Statement may be issued pursuant to the terms of such security, (ii) the date that all of the securities have been sold pursuant to such registration statement, (iii) the date the investors receive an opinion of our counsel, which counsel shall be reasonably acceptable to the investors, that the securities may be sold under the provisions of Rule 144 without limitation as to volume, (iv) all securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and we have delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (v) three years from the effective date of the registration statement.

June 2005 Private Placement

On June 17, 2005, we closed a financing pursuant to a securities purchase agreement with three accredited investors for the issuance of $5,501,199.95 in face amount of debentures maturing June 17, 2008, and three year warrants to purchase our common stock. The debentures do not accrue interest and the investors paid $3,849,685 for the debentures. A commission of 9% on the $3,849,685 was paid by us to HPC Capital Management, a registered broker-dealer, in connection with the transaction, and we paid $100,000 in expenses and fees including $30,000 of the investors’ counsel’s legal fees, resulting in net proceeds to us of $3,403,267.35. Net proceeds will be used by us for general working capital.

The debentures are unsecured and we are obligated to pay 1/24th of the face amount of the debenture on the first of every month, starting October 1, 2005, which payment can be made in cash or in shares of our common stock. We may pay this amortization payment in cash or in stock at the lower of $0.60 per share or 80% of the volume weighted average price of our stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount.

Except as provided in the succeeding paragraph and to the extent any debentures remain outstanding, at any time, the debentures are convertible into shares of our common stock at $0.60 per share.

At any time after 90 days from the date that a registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, and if certain conditions are met, we have the right to redeem some or all of the debentures in a cash amount equal to 110% of the face amount of the debentures being redeemed.

After the registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, if the closing price for our common stock exceeds $1.50 for 20 consecutive trading days, we can require the holders to convert some or all of the debentures at $0.60.

In the event of default, the investors may require payment, which shall be the greater of: (A) 130% of the principal amount of the face amount of the debenture to be prepaid, or (B) the principal amount of the debenture to be prepaid, divided by the conversion price on (x) the date the default amount is demanded or otherwise due or (y) the date the default amount is paid in full, whichever is less, multiplied by the closing price on (x) the date the default amount is demanded or otherwise due or (y) the date the default amount is paid in full, whichever is greater

We issued warrants to the investors, expiring June 17, 2008, to purchase 4,584,334 shares of restricted common stock, exercisable at a per share of $0.649. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below the exercise price, with the exception of any securities issued pursuant to a stock or option plan adopted by our board of directors, issued in connection with the debentures issued pursuant to the securities purchase agreement, or securities issued in connection with acquisitions or strategic transactions. Upon an issuance of shares of common stock below the exercise price, the exercise price of the warrants will be reduced to equal the share price at which the additional securities were issued and the number of warrant shares issuable will be increased such that the aggregate exercise price payable for the warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

Warrants to purchase 250,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management as additional compensation for its services in connection with the transaction with the investors.

After the effective date of this registration statement, if in any period of 20 consecutive trading days our stock price exceeds 250% of the warrants’ exercise price, all of the warrants shall expire on the 30th trading day after we send a call notice to the warrant holders. If at any time after one year from the date of issuance of the warrants there is not an effective registration statement registering, or no current prospectus available for, the resale of the shares underlying the warrants, then the holder may exercise the warrant at such time by means of a cashless exercise. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the investors’ position.

The investors have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

We have agreed to file a registration statement with the Securities and Exchange Commission within 90 days of closing to cover the future sale by the investors of the shares issuable in payment and/or conversion of the debentures, and the shares issuable on exercise of the warrants. If the registration statement is not filed within 90 days of closing or if the registration statement is not declared effective within 120 days from the date of closing, we are required to pay liquidated damages to the investors. The registration statement also will cover the future sale by HPC Capital Management of the shares issuable on exercise of the warrants issued to HPC in connection with the transaction.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, and May Negatively Impact Our Ability to Achieve Our Business Objectives.

We incurred net losses of $3,760,308 and $123,475 for the years ended December 31, 2004 and 2003, respectively. For the six months ended June 30, 2005, we achieved net income of $472,078, which was a result of gains of approximately $1.4 million on the sale of property. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If We Are Unable to Obtain Additional Funding, Our Business Operations Will be Harmed and If We Do Obtain Additional Financing, Our Then Existing Shareholders May Suffer Substantial Dilution.

We will require additional funds to sustain and expand our acquisition, exploration and production of natural gas from coal bed methane. We anticipate that we will require up to approximatley $500,000 to fund our continued operations for the next twelve months from the date of this prospectus, depending on revenues from operations. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Registered Public Accounting Firm Has Stated There is Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated March 29, 2005 on our financial statements as of and for the year ended December 31, 2004, our independent registered public accounting firm stated that our significant losses from operations as of September 30, 2004 raised substantial doubt about our ability to continue as a going concern. Since December 31, 2004, we have continued to experience losses from operations. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses and stockholders’ deficiency increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We Have a Limited Operating History and if We are not Successful in Continuing to Grow Our Business, Then We may have to Scale Back or Even Cease Our Ongoing Business Operations.

We have no history of revenues from operations and have no significant tangible assets. We  have yet  to generate positive earnings and  there can be no assurance that we  will ever operate profitably.  Our company has a limited operating history and must be considered in the development stage. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

If We Are Unable to Retain the Services of Mr. Young or If We Are Unable to Successfully Recruit Qualified Managerial and Field Personnel Having Experience in Oil and Gas Exploration, We May Not Be Able to Continue Our Operations.

Our success depends to a significant extent upon the continued service of Mr. George S. Young, our President, Chief Executive Officer and a director. Loss of the services of Mr. Young could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Mr. Young. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

As Our Properties are in the Exploration and Development Stage, There Can be no Assurance That We Will Establish Commercial Discoveries on Our Properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration and development stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of our properties.

The Potential Profitability of Oil and Gas Ventures Depends Upon Factors Beyond the Control of Our Company.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. In addition, adverse weather conditions can also hinder drilling operations. These changes and events may materially affect our financial performance. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

Even if We are Able to Discover and Generate A Gas Well, There Can be no Assurance the Well Will Become Profitable

We have not yet make a discovery of coalbed methane gas or drilled a gas well to capture any gas. Even if we are able to, a productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. In addition, the marketability of oil and gas which may be acquired or discovered will be affected by numerous factors, including the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection, all of which could result in greater expenses than revenue generated by the well.

Competition In The Oil And Gas Industry Is Highly Competitive And There Is No Assurance That We Will Be Successful In Acquiring The Leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. Our budget anticipates our acquisition of additional acreage in the Rocky Mountain Region. This acreage may not become available or if it is available for leasing, that we may not be successful in acquiring the leases.

The Marketability of Natural Resources Will be Affected by Numerous Factors Beyond Our Control Which May Result in Us not Receiving an Adequate Return on Invested Capital to be Profitable or Viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and Gas Operations are Subject to Comprehensive Regulation Which May Cause Substantial Delays or Require Capital Outlays in Excess of Those Anticipated Causing an Adverse Effect on Our Company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and Production Activities are Subject to Certain Environmental Regulations Which May Prevent or Delay the Commencement or Continuance of Our Operations.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations.

Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory Drilling Involves Many Risks and We May Become Liable for Pollution or Other Liabilities Which May Have an Adverse Effect on Our Financial Position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Risks Relating to Our Current Financing Arrangements:

There Are a Large Number of Shares Underlying Our Convertible Debentures and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of September 22, 2005, we had 47,878,806 shares of common stock issued and outstanding, convertible debentures issued in June 2005 outstanding that may be converted into an estimated 9,168,667 shares of common stock at current market prices convertible debentures issued in September 2005 outstanding that may be converted into 4,144,000 shares of common stock, outstanding warrants issued in June 2005 to purchase 7,191,018 shares of common stock and outstanding warrants issued in September 2005 to purchase 2,172,000 shares of comon stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures issued in June 2005 may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the June 2005 debentures and upon exercise of our June 2005 warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Convertible Debentures Issued in June 2005 Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our convertible debentures issued in June 2005 is potentially limitless. We are required to repay 1/24th of the face amount of the debenture each month starting October 2005. In the event that we cannot, or choose not to, repay the amortized amount in cash, we are obligated to issue shares of our common stock to cover the amount of the debenture. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures issued in June 2005 based on market prices 25%, 50% and 75% below the market price as of September 20, 2005 of $0.75 per share.

			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 20%	Issuable	Stock

25%	$.5625	$.45	12,224,889	20.34%
50%	$. 375	$.30	18,337,334	27.69%
75%	$.1875	$.15	36,674,667	43.37%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures issued in June 2005 will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature of our Convertible Debentures Issued in June 2005 May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

The convertible debentures issued in June 2005 are convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders convert and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholders could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of convertible debentures and warrants issued in June 2005, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Convertible Debentures Issued in June 2005 and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the convertible debentures and exercise of warrants issued in June 2005 may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants issued in June 2005 if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Convertible Debentures Issued in June 2005 and Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the convertible debentures issued in June 2005, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. Accordingly, we have allocated and registered 16,523,938 shares to cover the conversion of the convertible debentures issued in June 2005. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible debentures issued in June 2005 and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In June 2005, we entered into a Securities Purchase Agreement for the sale of an aggregate of $5,501,199.95 principal amount of convertible debentures. The convertible debentures are due and payable 27 months from the date of issuance, with 1/24th of the face amount due every month starting October 2005. In September, 2005, we entered into a Securities Purchase Agreement for the sale of an aggregate of $3,108,000 principal amount of convertible debentures. The convertible debentures are due and payabe 27 months from the date of issuance with 1/24th of the face amount due every month starting January 2006. In addition, any event of default such as our failure to repay the principal when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible debentures, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the convertible debentures, including default interest on the outstanding principal balance of the convertible debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the convertible debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Relating to Our Common Stock:

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

▪	that a broker or dealer approve a person's account for transactions in penny stocks; and
▪	that broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

▪	obtain financial information and investment experience objectives of the person; and
▪
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

▪	sets forth the basis on which the broker or dealer made the suitability determination; and
▪	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

We will not receive any proceeds from  the sale of  the common stock.  However, we will receive  the sale price of  any common  stock we sell to  the selling stockholders  upon  exercise of the warrants.   We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, JGB Capital L.P., Palisades Master Fund LP and Crescent International Ltd. will be entitled to exercise up to 5,959,635 warrants on a cashless basis if the shares of common stock underlying the warrants are not registered pursuant to an effective registration statement at any time after one year from issuance. In the event that JGB Capital L.P., Palisades Master Fund LP and Crescent International Ltd. exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants.

May 2005 Private Placement

On May 18, 2005, we closed on $1,063,650 in equity financing and issued approximately 545,461 units, at a price of $1.95 per unit, each unit consisting of 3.55 shares of our common stock and one and one-half Series A warrants to purchase our common stock. The units were sold to a limited number of accredited investors through a private placement memorandum and were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act. We also agreed to pay the following to a placement agent: (i) a placement fee equal to 10% of the gross proceeds received from sales to certain investors identified by the placement agent; (ii) an option to purchase an amount of units equal to 15% of the units sold in the offering at a purchase price of $1.95 per unit; (iii) a warrant or warrants, identical to the warrants contained in the units, equal to 15% of the number of units issued to certain investors identified by the placement agent, and (iv) a non-accountable expense allowance of 3% of the aggregate gross proceeds of the offering.

Each whole warrant entitles the holder to purchase one share of our common stock for a price of $1.00 per share for three years from the date of purchase of the unit. The warrants also contain limited anti-dilution rights. The warrants are subject to adjustment in the event of (i) any subdivision or combination of our outstanding common stock or (ii) any distribution by us to holders of common stock of (x) a stock dividend, or (y) assets (other than cash dividends payable out of retained earnings) to holders of common stock. In addition, until two (2) years from the date the registration statement filed pursuant to the registration rights agreement is declared effective, and except for certain issuances of our common stock including (A) pursuant to rights, warrants, convertible securities or options outstanding on the date of issuance of the warrants, (B) pursuant to the offering, or (C) in other limited circumstances, if and when we issue or sell any common stock (including rights, warrants, convertible securities or options for its capital stock) for a consideration per share less than the per share purchase price of such common stock in the offering, then we shall issue additional common stock to the investors so that the average per share purchase price of the shares of common stock issued to the investors (of only the common stock still owned by such investors) is equal to such other lower price per share.

Pursuant to a registration rights agreement that we entered into with the purchasers of the units, we granted registration rights for the purchased shares of common stock and the common stock issuable upon exercise of the warrants. We will pay certain expense incurred by the holders of the securities in exercising their registration rights. The registration rights agreement requires us to file a registration statement registering the shares of common stock underlying the units sold within 30 calendar days from the first closing date with penalties of 2% per 30 day period for non-performance. In the event that (i) the registration statement is not declared effective within 90 calendar days from the first closing date, or (ii) 120 days in the case of a review of the registration statement by the SEC, or (iii) we do not maintain such registration statement as effective for the required period, then we will pay liquidated damages in common stock. Such payment of the liquidated damages shall not relieve us from our obligations to register the securities and the additional shares payable as liquidated damages.

The registration rights agreement also requires that we will maintain the registration statement effective under the Securities Act until the earlier of (i) the date that none of the securities covered by such Registration Statement may be issued pursuant to the terms of such security, (ii) the date that all of the securities have been sold pursuant to such registration statement, (iii) the date the investors receive an opinion of our counsel, which counsel shall be reasonably acceptable to the investors, that the securities may be sold under the provisions of Rule 144 without limitation as to volume, (iv) all securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and we have delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (v) three years from the effective date of the registration statement.

June 2005 Private Placement

On June 17, 2005, we closed a financing pursuant to a securities purchase agreement with three accredited investors for the issuance of $5,501,199.95 in face amount of debentures maturing June 17, 2008, and three year warrants to purchase our common stock. The debentures do not accrue interest and the investors paid $3,849,685 for the debentures. A commission of 9% on the $3,849,685 was paid by us to HPC Capital Management, a registered broker-dealer, in connection with the transaction, and we paid $100,000 in expenses and fees including $30,000 of the investors’ counsel’s legal fees, resulting in net proceeds to us of $3,403,267.35. Net proceeds will be used by us for general working capital.

The debentures are unsecured and we are obligated to pay 1/24th of the face amount of the debenture on the first of every month, starting October 1, 2005, which payment can be made in cash or in shares of our common stock. We may pay this amortization payment in cash or in stock at the lower of $0.60 per share or 80% of the volume weighted average price of our stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount.

Except as provided in the succeeding paragraph and to the extent any debentures remain outstanding, at any time, the debentures are convertible into shares of our common stock at $0.60 per share.

At any time after 90 days from the date that a registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, and if certain conditions are met, we have the right to redeem some or all of the debentures in a cash amount equal to 110% of the face amount of the debentures being redeemed.

After the registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, if the closing price for our common stock exceeds $1.50 for 20 consecutive trading days, we can require the holders to convert some or all of the debentures at $0.60.

In the event of default, the investors may require payment, which shall be the greater of: (A) 130% of the principal amount of the face amount of the debenture to be prepaid, or (B) the principal amount of the debenture to be prepaid, divided by the conversion price on (x) the date the default amount is demanded or otherwise due or (y) the date the default amount is paid in full, whichever is less, multiplied by the closing price on (x) the date the default amount is demanded or otherwise due or (y) the date the default amount is paid in full, whichever is greater

We issued warrants to the investors, expiring June 17, 2008, to purchase 4,584,334 shares of restricted common stock, exercisable at a per share of $0.649. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below the exercise price, with the exception of any securities issued pursuant to a stock or option plan adopted by our board of directors, issued in connection with the debentures issued pursuant to the securities purchase agreement, or securities issued in connection with acquisitions or strategic transactions. Upon an issuance of shares of common stock below the exercise price, the exercise price of the warrants will be reduced to equal the share price at which the additional securities were issued and the number of warrant shares issuable will be increased such that the aggregate exercise price payable for the warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

Warrants to purchase 250,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management as additional compensation for its services in connection with the transaction with the investors.

After the effective date of this registration statement, if in any period of 20 consecutive trading days our stock price exceeds 250% of the warrants’ exercise price, all of the warrants shall expire on the 30th trading day after we send a call notice to the warrant holders. If at any time after one year from the date of issuance of the warrants there is not an effective registration statement registering, or no current prospectus available for, the resale of the shares underlying the warrants, then the holder may exercise the warrant at such time by means of a cashless exercise. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the investors’ position.

The investors have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

We have agreed to file a registration statement with the Securities and Exchange Commission within 90 days of closing to cover the future sale by the investors of the shares issuable in payment and/or conversion of the debentures, and the shares issuable on exercise of the warrants. If the registration statement is not filed within 90 days of closing or if the registration statement is not declared effective within 120 days from the date of closing, we are required to pay liquidated damages to the investors. The registration statement also will cover the future sale by HPC Capital Management of the shares issuable on exercise of the warrants issued to HPC in connection with the transaction.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the convertible debentures is determined by dividing that portion of the principal of the convertible debentures to be converted by the conversion price. For example, assuming conversion of the $5,501,199.95 of convertible debentures issued and outstanding on September 20, 2005, at a conversion price of $0.60, the number of shares issuable upon conversion would be:

$5,501,199.95/$0.60 = 9,168,667 shares

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on market prices 25%, 50% and 75% below the market price as of September 20, 2005 of $0.75.

			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 20%	Issuable	Stock

25%	$.5625	$.45	12,224,889	20.34%
50%	$. 375	$.30	18,337,334	27.69%
75%	$.1875	$.15	36,674,667	43.37%

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "FLWE". For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)
Fiscal Year 2003
First Quarter	$0.15	0.15
Second Quarter	0.15	0.15
Third Quarter	0.15	0.05
Fourth Quarter	1.90	0.04

Fiscal Year 2004
First Quarter	2.23	1.10
Second Quarter	1.63	0.81
Third Quarter	1.12	0.69
Fourth Quarter	1.02	0.71

Fiscal Year 2005
First Quarter	1.25	0.71
Second Quarter	1.00	0.42
Third Quarter (1)	1.40	0.48

(1) As of September 20, 2005

HOLDERS

As of September 20, 2005, we had approximately 100 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

▪	discuss our future expectations;
▪	contain projections of our future results of operations or of our financial condition; and
▪	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

On January 5, 2004, we began operations as an oil and gas exploration company. We acquired interests in certain assets owned by Diamond Oil & Gas Corporation, in exchange for 3,500,000 shares of common stock. The assets included certain oil and gas projects, as well as the right to enter into the Exploration Services Funding Agreement with Thomasson Partner Associates, Inc. of Denver, Colorado. Diamond is controlled by our CEO, George S. Young. The operations we plan for 2005 include exploring leases we have acquired as well as seeking to acquire and explore additional property. Our goal is to discover substantial commercial quantities of oil and gas, including coalbed methane, on the properties.

In February 2005 we amended our Exploration Services Agreement with Thomasson Partner Associates. Thomasson Partner Associates provides large-scale exploration opportunities to the oil and gas industry. By this agreement Thomasson Partner Associates provides to us the first right to review and purchase up to a 50% interest (as amended, a 100% interest beginning in February 2005) in oil and natural gas exploration projects developed by Thomasson Partner Associates. Under the agreement, in 2005, Thomasson Partner Associates will present to us a minimum of eight project opportunities with the reasonable potential of at least 200 Bcf of natural gas reserves or 20 million barrels of oil reserves. We have the first right to review exploration projects developed by Thomasson Partner Associates and, after viewing a formal presentation regarding a project, we have a period of thirty days in which to acquire up to 100% of the project. We are not obligated to acquire any project. In consideration, in 2004 we paid to Thomasson Partner Associates a $400,000 overhead fee, and will pay an $800,000 fee in 2005. We also pay a fee for each project we acquire from Thomasson Partner Associates. The agreement continues year to year until either party gives 90 days written notice of termination. Projects acquired from Thomasson Partner Associates include the Weston County project in Wyoming, the Gordon Creek project in Utah, the Carter Creek project in Wyoming, the Circus project in Montana and the Bacaroo project in Colorado. In 2004 we incurred charges from Thomasson Partner Associates totaling $1,255,000, including the $400,000 overhead fee.

Operations Plans

During the next twelve months, we expect to pursue oil and gas operations on some or all of our property, including the acquisition of additional acreage through leasing, farmout or option and participation in the drilling of oil and gas wells. We intend to continue to evaluate additional opportunities in areas where we feel there is potential for oil and gas reserves and production and may participate in areas other than those already identified, although we cannot assure that additional opportunities will be available, or if we participate in additional opportunities, that those opportunities will be successful.

Our current cash position is not sufficient to fund our cash requirements during the next twelve months, including operations and capital expenditures. We intend to continue equity and/or debt financing efforts to support our current and proposed oil and gas operations and capital expenditures. We may sell interests in our properties. We cannot assure that continued funding will be available.

We have not entered into commodity swap arrangements or hedging transactions. Although we have no current plans to do so, we may enter into commodity swap and/or hedging transactions in the future in conjunction with oil and gas production. We have no off-balance sheet arrangements.

Our future financial results continue to depend primarily on (1) our ability to discover or purchase commercial quantities of oil and gas; (2) the market price for oil and gas; (3) our ability to continue to source and screen potential projects; and (4) our ability to fully implement our exploration and development program with respect to these and other matters. We cannot assure that we will be successful in any of these activities or that the prices of oil and gas prevailing at the time of production will be at a level allowing for profitable production.

Recent Activity

In February 2005 we agreed to sell the Circus project for $1.98 million to an unrelated third party. We completed the sale in June 2005. We acquired the leases in October 2004, with a total cost through the sale of $487,000. Additionally, we incurred $53,000 of closing cost on the sale.

In February 2005 we extended our agreement with a financial consultant and are obligated to issue an additional 50,000 shares to the consultant for compensation for his services, as well as a monthly fee of $7,500 for three months through April 2005. In April 2005, we further extended our agreement with the financial consultant through October 2005 on the same terms as the prior extension.

In March 2005 we agreed, subject to customary closing conditions, with Quaneco L.L.C. to acquire a 12.5% working interest in the Kirby and Castle Rock Coal Bed Natural Gas projects for $3,850,000 in cash and one million dollars worth of shares of restricted common stock. Under the terms of the agreement, we will participate in a 48-well drilling program during 2005 on the Kirby project that will extend out from an existing 16-well pilot program of previously drilled wells. We will have ownership in the previously drilled wells, which are currently being dewatered and are expected to commence production in the near future. The other working interest owners in the Kirby project include Quaneco (25.0%), Pinnacle Gas Resources (50%) and Galaxy Energy Corporation (12.5%). We are currently seeking financing to fund our participation in this project.

On May 2, 2005, we entered into two option agreements with Thomasson Partner Associates to participate in the Platte and Badger projects located in Garden and Keith Counties, Nebraska, and Stanley and Hughes Counties, South Dakota, respectively. Under the agreements, the initial project fee is $100,000 for the Platte project and $150,000 for the Badger project. Upon execution of definitive agreements we will pay Thomasson Partner Associates $80,000 for Platte, and $105,000 for Badger. This amount represents approximately of the initial project fees plus reimbursement of Land Sat cost of $30,000 each. In addition, there will be additional costs for a GeoChem survey on Platte and an air photo study on Badger for the amounts of $13,000 and $12,000, respectively. The total cost of these projects will be $143,000 and $217,000, respectively, by September 15, 2005.

On May 18, 2005, we closed on $1,063,650 in equity financing and issued approximately 545,461 units, at a price of $1.95 per unit, each unit consisting of 3.55 shares of our common stock, and one and one-half Series A warrants to purchase our common stock. The units were sold to a limited number of accredited investors through a private placement memorandum and were exempt from registration under the Securities Act, pursuant to Section 4(2) of the Securities Act. We also agreed to pay the following to a placement agent: (1) a placement fee equal to 10% of the gross proceeds received from sales to certain investors identified by the placement agent; (2) an option to purchase an amount of units equal to 15% of the units sold in the offering at a purchase price of $1.95 per unit; (3) a warrant or warrants, identical to the warrants contained in the units, equal to 15% of the number of units issued to certain investors identified by the placement agent, and (4) a non-accountable expense allowance of 3% of the aggregate gross proceeds of the private placement.

Each whole warrant entitles the holder to purchase one share of our common stock for a price of $1.00 per share for three years from the date of purchase of the unit. The warrants also contain limited anti-dilution rights. The warrants are subject to adjustment in the event of (1) any subdivision or combination of our outstanding common stock or (2) any distribution by us to holders of common stock of (x) a stock dividend, or (y) assets (other than cash dividends payable out of retained earnings) to holders of common stock. In addition, until two years from the date the registration statement filed pursuant to the Registration Rights Agreement is declared effective, and except for certain issuances of our common stock including (A) pursuant to rights, warrants, convertible securities or options outstanding on the date of issuance of the warrants, (B) pursuant to the private placement, or (C) in other limited circumstances, if and when we issue or sell any common stock (including rights, warrants, convertible securities or options for its capital stock) for a consideration per share less than the per share purchase price of such common stock in the private placement, then we shall issue additional common stock to the investors so that the average per share purchase price of the shares of common stock issued to the investors (of only the common stock still owned by such investors) is equal to such other lower price per share.

Pursuant to a Registration Rights Agreement that we entered into with the purchasers of the units, we granted registration rights for the purchased shares of common stock and the common stock issuable upon exercise of the warrants. We will pay certain expense incurred by the holders of the securities in exercising their registration rights. Additionally, we are obligated to prepare and file with the Commission a registration statement (on Form S-1 or SB-2, or other appropriate registration statement form) under the Securities Act, at our sole expense, so as to permit a resale of the shares purchased in the private placement, including those underlying the warrants, under the Securities Act by the investors as selling security holders (and not as underwriters).

The Registration Rights Agreement requires that we cause the registration statement to be filed within 30 calendar days from the first closing date with penalties of 2% per 30 day period for non-performance. In the event that (1) the registration statement is not declared effective within 90 calendar days from the first closing date, or (2) 120 days in the case of a review of the registration statement by the Commission, or (3) we do not maintain such registration statement as effective for the required period, then we will pay liquidated damages in common stock. Such payment of the liquidated damages shall not relieve us from our obligations to register the securities and the additional shares payable as liquidated damages.

The Registration Rights Agreement also requires that we will maintain the registration statement effective under the Securities Act until the earlier of (1) the date that none of the securities covered by such registration statement may be issued pursuant to the terms of such security, (2) the date that all of the securities have been sold pursuant to such registration statement, (3) the date the investors receive an opinion of our counsel, which counsel shall be reasonably acceptable to the investors, that the securities may be sold under the provisions of Rule 144 without limitation as to volume, (4) all securities have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and we have delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (5) three years from the effective date of the registration statement. Piggyback registration rights apply if the registration statement is not effective during this period.

In June 2005, we paid off the balance on our $1,500,000 loan to JMG Exploration, Inc., an affiliate of JED Oil, Inc., through the assignment of the our 50% interest in the Weston County and Gordon Creek projects.

Oil & Gas Projects

Weston County, Wyoming

In November 2004 we executed a joint venture agreement with JMG Exploration, to drill our Weston County and Gordon Creek projects. Under the agreement, JMG Exploration will receive a 50% interest in exchange for spending $2,000,000 in exploration and drilling activity on the two projects by November 7, 2005. In addition, JMG Exploration loaned $1,500,000 to us with a short-term note. In connection with repayment of the JMG Exploration loan, we have assigned the remaining 50% interest in the Weston County project to JMG Exploration, subject to our right to reacquire those interests for approximately $391,000 by June 30, 2005, which right has been exercised. As part of the full settlement of the $1,500,000 note, JMG Exploration’s commitment to spend $2,000,000 in exploration and drilling activity by November 7, 2005 has been terminated. In connection with this transaction, we recorded a gain from extinguishment of debt of $383,531.

The Weston County project is a 19,290-acre project on the east flank of the Powder River Basin. We anticipate that JMG Exploration will commence exploration, permitting and other pre-drilling activities in the second 2005 quarter. The prospect is a potential extension of an existing producing field. In addition, the parties will target the nearby locations with potential in the Minnelusa sandstone and Dakota channel sandstone formations.

Gordon Creek, Utah

JMG Exploration will also drill on the 5,242-acre Gordon Creek project, which we acquired from The Houston Exploration Company for $288,000. The Gordon Creek project is in an area of known coal resources in Carbon County in eastern Utah near other operating coal bed methane projects, such as the Drunkard’s Wash Project, which Our project personnel successfully drilled previously for River Gas Corporation.

Based on exploration results, JMG Exploration has indicated its intent to sell a portion of its working interest to Enterra Energy Trust in an arrangement under which JED Oil, Inc. under a development agreement with Enterra, will complete any development programs on the projects. In connection with repayment of the JMG Exploration loan, we have assigned the remaining 50% interest in the Gordon Creek project to JMG Exploration, subject to our right to reacquire those interests for approximately $390,000 by June 30, 2005, which right has been exercised.

Carter Creek, Wyoming

In 2004 we purchased the 10,678-acre Carter Creek Project in the southern Powder River Basin. We plan to commence drilling in the near future at the project, in which we have a 100% working interest. Based on our analysis of the geologic structure of this region, we anticipate productive sections in the Cretaceous, Niobrara, Turner (Frontier) and Mowry layers, in that several existing wells in the Carter Creek area currently produce oil.

Overthrust, Utah and Wyoming

In 2004 we optioned the Overthrust project for a 65% working interest in 183,000 acres of oil, gas and coal bed methane leases in northeastern Utah and southwestern Wyoming from Quaneco, an Oklahoma company. We plan to test the three identified coal seams that run through much of the area. Previous drilling has included seven exploratory wells that identified multiple coal seams of Tertiary and Cretaceous age that appear to be prospective for coal bed methane. Some of the coal is of similar age and depositional condition to other productive coal bed methane fields.

We drilled our first well in the project in 2004, the Crane 6-7, in Rich County, Utah. The well reached a total depth of 4280 feet. We cored coal and carbonaceous shale over a combined interval of 556 feet. In September 2004 we received the results from the gas desorption tests from the Spring Valley coal of the Frontier formation and the coal in the Bear River formation in the well. Results showed 253 cubic feet of gas per ton on an ash-free basis in the coal in the well. Lesser amounts of gas were present in the carbonaceous shale in the well. These tests corroborate earlier data that was generated by Quaneco, our partner on the project, suggesting that coal in an area of the project that lies a considerable distance north of the Crane 6-7 may contain between 200 and 400 cubic feet of gas per ton. We have expensed the cost of this well as exploration expense, although we may choose to re-enter the well at a later date. The overall results indicate the potential for coal in a much wider area to contain economic levels of coal bed methane, and will help to further guide our ongoing logging, geologic and drilling operations. We believe the Overthrust project has attractive coal bed methane potential, although additional exploration activity will be necessary to prove up gas reserves.

Bacaroo, Colorado

In 2004 we optioned the Bacaroo project in Colorado through our affiliation with Thomasson Partner Associates. We believe the project is an opportunity to establish conventional oil and gas production with comparatively inexpensive drilling in areas of established production, while other projects being reviewed offer longer term, larger potential exploration opportunities. We are acquiring acreage in the prospect.

Kirby and Castle Rock Projects, Powder River Basin, Montana

In March 2005 we agreed, subject to customary closing conditions, with Quaneco to acquire a 12.5% working interest in the Kirby and Castle Rock Coal Bed Methane projects for $3,850,000 in cash and one million dollars worth of shares of restricted common stock. We have paid $500,000 toward the purchase, which vests in us a pro rata portion of the 12.5% interest, and we have until September 1, 2005 to pay additional amounts of the purchase price and vest in additional amounts. Under the terms of the agreement, we will participate in a 48 well drilling program during 2005 on the Kirby project that will extend out from an existing 16 well pilot program of previously drilled wells. We will have ownership in the previously drilled wells, which are currently being dewatered and are expected to commence production later in the near future. The other working interest owners in the Kirby project include Quaneco (25.0%), Pinnacle Gas Resources (50%) and Galaxy Energy Corporation (12.5%).

We plan to participate in a 48 well drilling program during 2005 on the Castle Rock project that will extend out from four previously drilled core holes. The other working interest owners in the Castle Rock Project include Quaneco (25.0%), Enterra Energy Trust (43.75%), Carrizo (6.25%) and Galaxy Energy Corporation (12.5%).

The Powder River Basin coalfield of northeastern Wyoming and southeastern Montana is an unconventional gas play that offers an unusual combination of comparatively moderate risk and large economic potential. The large coal deposits of the Powder River Basin are one of the greatest accumulations of coal in the world. These coal deposits contain a large resource of biogenic coal bed methane associated with numerous thick, laterally continuous, relatively shallow (less than 3,000 feet deep) Tertiary coal beds.

The Kirby project is an extension of the Powder River Basin coal bed methane play, which produces from the Tongue River Member of the Tertiary Fort Union Formation, on the western margin of the Basin north of Sheridan, Wyoming. This portion of the Basin has already seen considerable production from property owned and managed by Huber Oil & Gas at Prairie Dog Field which is on the Wyoming side, and Fidelity Oil & Gas at CX Field which straddles the Montana/Wyoming border. The Kirby project has 95,000 acres of fee, state and federal leasehold about 10 miles north of Decker, Montana. Fidelity’s CX Field is about 6 miles south of the southern boundary of the prospect.

A 16-well pilot well program has been drilled on the Kirby acreage and is scheduled to begin production in the second 2005 quarter. This pilot program will test the productivity of the Wall and Flowers-Goodale coal formations. Gas content data from mud logs and cores taken over these zones indicates that the prospective coal is fully saturated with gas, which we believe will lead to a short period of dewatering before commercial gas production volume is achieved. The engineering firm Sproule Associates, Inc. has been retained to perform a resource evaluation of the Kirby project. We believe hundreds of wells could potentially be drilled on the 95,000-acre Kirby project.

The Castle Rock project is an extension of the Powder River Basin play on the eastern margin of the Basin north of Gillette, Wyoming. This portion of the Basin is where most of the Basin’s production has occurred. The Castle Rock project has 140,000 acres of fee, state and federal leasehold along the Pumpkin Creek drainage about 20 miles west of Broadus, Montana. The eastern and northern boundaries of the prospect are the outcrops of the Sawyer and Flowers Goodale Coals. Sproule also conducted a resources evaluation of the Castle Rock project with favorable results.

Circus Project, Montana

In May 2004, we optioned the Circus project through our affiliation with Thomasson Partner Associates. In February 2005 we agreed to sell the Circus project for $1.98 million to an unrelated third party. We completed the sale in June 2005. We acquired the leases in October, 2004, with a total cost through the sale of $487,000. Additionally, we incurred $53,000 of closing cost on the sale.

Johns Valley Project, Utah

In early 2004 we acquired an agreement with Johns Valley Limited Partnership whereby we have the option to earn 70% working interest in 25,201 acres of oil and gas leases from the Utah School and Institutional Trust Lands Administration. The option, which expired in October 2004, was for fifteen oil and gas leases that were for terms of ten years. Due to permitting delays and other operating parameters in the field, we are negotiating to restructure the potential option and the timing and amounts of our work commitments as provided under the option assignment agreement.

In mid-2004 we drilled the 10-33C2 well in this project to its planned depth of 1,365 feet. We drilled through a potentially productive coal seam. We cored the well and have sent the core to a lab for evaluation. We have expensed the cost of this well as exploration expense.

On April 14, 2005, we entered into a letter of intent to purchase the project, and we are under continuing negotiations to purchase the project or an interest in the project through an earn-in arrangement.

Drilling Activity

In 2004 we drilled an exploratory well on the Overthrust project, Utah and Wyoming, above, and an exploratory well on the Johns Valley Project, Utah, above. We drilled no development wells. We had no drilling activity prior to 2004.

Present Activity

We described our present activity in detail by project in Oil and Gas Projects, above. We have interests in wells currently drilling in the Kirby and Castle Rock projects. Currently, we have interests in 16 wells that are commencing the production phase and in drilling programs with 96 wells during 2005. We also have plans to finance and drill on the Overthrust project, the Carter Creek project, the Bacaroo project and the Johns Valley project during 2005. We expect our partner, JMG Exploration, will also be drilling on the Weston County and Gordon Creek projects in 2005. We are seeking capital which we need in order to finance these projects.

Liquidity & Capital Resources
In 2004 we incurred a loss of $3,760,000. In the quarter ended June 30, 2005, we incurred a net loss of $241,000. At June 30, 2005, we had $2,503,000 of cash, total current assets of $2,575,000 and current liabilities of $332,000. In February 2005 we sold the Circus project for $1.98 million to an unrelated third party. We acquired the leases in October, 2004, with a total cost through the sale of $487,000. Additionally, we incurred $53,000 of closing cost on the sale.

At March 31, 2005 we owed $35,000 on an unsecured, 8% demand note payable to an entity controlled by our CEO. During the quarter ending June 30, 2005, we borrowed $379,000 and paid down principal of $414,000 on the note, resulting in the paying off of the remaining balance owed plus interest of $500.

Based upon our significant operating losses from inception, there is substantial doubt as to our ability to continue as a going concern. Our audited and unaudited financial statements have been prepared on a basis that contemplates our continuation as a going concern and the realization of assets and liquidation of liabilities in the ordinary course of business. Our audited and unaudited consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

In the six months ended June 2005, we had net income attributable to the sale of an oil and gas property. From the inception of our oil and gas exploration business, we have not produced or sold any hydrocarbons. Although we have acquired an option of interest in the Kirby and Castle Rock projects which are now going into production, we have no assets at present which are able to generate oil and gas sales without further expenditures for the development of the reserves. Our ability to maintain profitability and positive cash flow is dependent upon our ability to exploit our mineral holdings, generate revenue from our planned business operations and control our exploration cost. To fully carry out our business plans we need to raise a substantial amount of additional capital, which we are currently seeking. We can give no assurance that we will be able to raise such capital. We have limited financial resources until such time that we are able to generate positive cash flow from operations. Our ability to maintain profitability and positive cash flow is dependent upon our ability to locate profitable natural gas or oil properties, generate revenue from our planned business operations, and control exploration cost. Should we be unable to raise adequate capital or to meet the other above objectives, it is likely that we would have to substantially curtail our business activity, and that our investors would incur substantial losses of their investment.

On May 18, 2005, we closed on the private placement of $1,064,000 of securities. We incurred an estimated $142,000 of fees and cost, netting approximately $922,000. We sold 1,936,391 shares of common stock and 818,192 warrants. Each warrant entitles the holder to purchase one share of common stock for $1.00 until May 18, 2008. We also issued 81,820 warrants to the placement agent as additional compensation to acquire the same units offered in the private placement

June 2005 Private Placement

On June 17, 2005, we closed a financing pursuant to a securities purchase agreement with three accredited investors for the issuance of $5,501,199.95 in face amount of debentures maturing September 16, 2008, and three year warrants to purchase our common stock. The debentures do not accrue interest and the investors paid $3,849,685 for the debentures. A commission of 9% on the $3,849,685 was paid by us to HPC Capital Management, a registered broker-dealer, in connection with the transaction, and we paid $100,000 in expenses and fees including $30,000 of the investors’ counsel’s legal fees, resulting in net proceeds to us of $3,403,267.35. Net proceeds will be used by us for general working capital
.

The debentures are unsecured and we are obligated to pay 1/24th of the face amount of the debenture on the first of every month, starting October 1, 2005, which payment can be made in cash or in shares of our common stock. We may pay this amortization payment in cash or in stock at the lower of $0.60 per share or 80% of the volume weighted average price of our stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount.

Except as provided in the succeeding paragraph and to the extent any debentures remain outstanding, at any time, the debentures are convertible into shares of our common stock at $0.60 per share.

At any time after 90 days from the date that a registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, and if certain conditions are met, we have the right to redeem some or all of the debentures in a cash amount equal to 110% of the face amount of the debentures being redeemed.

After the registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, if the closing price for our common stock exceeds $1.50 for 20 consecutive trading days, we can require the holders to convert some or all of the debentures at $0.60.

We issued warrants to the investors, expiring June 17, 2008, to purchase 4,584,334 shares of restricted common stock, exercisable at a per share of $0.649. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below the exercise price, with the exception of any securities issued pursuant to a stock or option plan adopted by our board of directors, issued in connection with the debentures issued pursuant to the securities purchase agreement, or securities issued in connection with acquisitions or strategic transactions. Upon an issuance of shares of common stock below the exercise price, the exercise price of the warrants will be reduced to equal the share price at which the additional securities were issued and the number of warrant shares issuable will be increased such that the aggregate exercise price payable for the warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

Warrants to purchase 250,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management as additional compensation for its services in connection with the transaction with the investors.

After the effective date of this registration statement, if in any period of 20 consecutive trading days our stock price exceeds 250% of the warrants’ exercise price, all of the warrants shall expire on the 30th trading day after we send a call notice to the warrant holders. If at any time after one year from the date of issuance of the warrants there is not an effective registration statement registering, or no current prospectus available for, the resale of the shares underlying the warrants, then the holder may exercise the warrant at such time by means of a cashless exercise. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the investors’ position.

The investors have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

September 2005 Private Placement

On September 21, 2005, we closed a financing pursuant to a securities purchase agreement with two accredited investors for the issuance of $3,108,000 in face amount of debentures maturing December 20, 2008, and three year warrants to purchase our common stock. The debentures do not accrue interest and the investors paid $2,174,947.52 for the debentures. A commission of 8% on $2,000,000 raised was paid by us to HPC Capital Management, a registered broker-dealer, in connection with the transaction and we placed $50,000 in escrow for the payment of future legal fees in connection with our registration statement, resulting in net proceeds to us of $1,964,947.52, before our legal fees. Net proceeds will be used by us for general working capital.

The debentures are unsecured and we are obligated to pay 1/24th of the face amount of the debenture on the first of every month, starting January 1, 2006, which payment can be made in cash or in shares of our common stock. We may pay this amortization payment in cash or in stock at the lower of $0.75 per share or 80% of the volume weighted average price of our stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount.

Except as provided in the succeeding paragraph and to the extent any debentures remain outstanding, at any time, the debentures are convertible into shares of our common stock at $0.75 per share.

At any time after 90 days from the date that a registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, and if certain conditions are met, we have the right to redeem some or all of the debentures in a cash amount equal to 110% of the face amount of the debentures being redeemed.

After the registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, if the closing price for our common stock exceeds $1.875 for 20 consecutive trading days, we can require the holders to convert some or all of the debentures at $0.75.

We issued warrants to the investors, expiring September 21, 2008, to purchase 2,172,000 shares of restricted common stock, exercisable at a per share of $0.80. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below the exercise price, with the exception of any securities issued pursuant to a stock or option plan adopted by our board of directors, issued in connection with the debentures issued pursuant to the securities purchase agreement, or securities issued in connection with acquisitions or strategic transactions. Upon an issuance of shares of common stock below the exercise price, the exercise price of the warrants will be reduced to equal the share price at which the additional securities were issued and the number of warrant shares issuable will be increased such that the aggregate exercise price payable for the warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

Warrants to purchase 100,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management as additional compensation for its services in connection with the transaction with the investors.

After the effective date of this registration statement, if in any period of 20 consecutive trading days our stock price exceeds 250% of the warrants’ exercise price, all of the warrants shall expire on the 30th trading day after we send a call notice to the warrant holders. If at any time after one year from the date of issuance of the warrants there is not an effective registration statement registering, or no current prospectus available for, the resale of the shares underlying the warrants, then the holder may exercise the warrant at such time by means of a cashless exercise. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the investors’ position.

The investors have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Cash flow. In the June 2005 quarter we obtained $189,000 in our operating activity. We used $2,063,000 in investing activity for property and option acquisitions, and obtained $4,228,000 in financing activity from capital obtained through financings. We increased our March 31, 2005 cash balance of $20,000 to $2,503,000 at June 30, 2005.

Results of Operations

Revenue. Throughout 2004 and 2005 to date, we earned no revenue from our exploration activity on our oil and gas property or from other operations.

Operating expense. For the quarter ended June 2005, our operating expense was $582,000, compared to $105,000 in the June 2004 quarter. The expense for both quarters came from oil and gas exploration, salaries, business advisory services, legal and professional fees, travel, occupancy and investor relations expense. The expense increased because of costs of capital and other business advisory services.

Gain on sale of property. In the March 2005 quarter we earned a $1,437,000 gain on the sale of the Circus project, which we sold for $1,977,000. Our cost on the leases was $487,000. Additionally, we incurred $53,000 of closing cost.

Interest expense. We incurred interest expense of $48,000 in the June 2005 quarter compared to $15,000 in the June 2004 quarter. Interest increased because of an increase in our debt between the two quarters.

Critical Accounting Policies and Estimates

Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, accrued expense, financing operations, contingencies and litigation. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Our estimates and judgments form the basis for determining the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. These carrying values are some of the most significant accounting estimates inherent in the preparation of our financial statements. These accounting policies are described in relevant sections in this discussion and in the notes to the financial statements included in our December 31, 2004 Form 10-KSB Annual Report.

BUSINESS

Company History

Fellows Energy Ltd. (f/k/a Fuel Centers, Inc.) was incorporated in Nevada on April 9, 2001. In November 2001, the Commission declared effective our registration statement to register 31,185,150, as adjusted, shares of common stock held by our stockholders. We were originally formed to offer business consulting services in the retail automobile fueling industry. During the fourth quarter of 2003, we decided to change management, enter the oil and gas business and cease all activity in the automobile refueling industry. On November 12, 2003, we changed our name to Fellows Energy Ltd. and shifted our focus to exploration for oil and gas in the Rocky Mountain Region. Our common stock is publicly traded over-the-counter and quoted on the OTC Bulletin Board under the symbol “FLWE.OB.”

We are an early stage oil and gas company led by an experienced management team and focused on exploration and production of natural gas, especially from “unconventional plays” such as tight sands and coal beds, and oil in the Rocky Mountain Region. In many unconventional plays accumulations of hydrocarbons are found over a large areal expanse and/or a thick vertical section, which when compared to conventional plays, typically have a higher geological and/or commercial development risk and lower average decline rate. Whereas a “conventional play” is an accumulation of hydrocarbons in a structural or stratigraphic setting within high-quality reservoirs. Our strategy is to pursue selected opportunities that are characterized by reasonable entry costs, favorable economic terms, high reserve potential relative to capital expenditures and the availability of existing technical data that may be further developed using current technology.

On January 5, 2004, we acquired certain interests in certain oil and gas leases and other interests owned by Diamond Oil & Gas Corporation, a Nevada corporation. Diamond is wholly owned by George S. Young, our CEO, President and a Director.

In connection with the transaction with Diamond, we (1) issued 3,500,000 shares of our common stock to Diamond; (2) completed a private placement of $2,750,000, pursuant to which we issued 2,750,000 shares of our common stock at $1.00 per share; (3) appointed George S. Young as our President, Chief Executive Officer and a Director and Steven L. Prince as our Vice President and a Director; and (4) accepted the resignation of our then management and redeemed 52,610,000 shares of our common stock owned by the outgoing and former management in exchange for an aggregate sum of $27,000.

Business Strategy

We seek to: (1) achieve attractive returns on capital for the benefit of our stockholders through investment in exploration and development of unconventional plays; (2) maintain a strong balance sheet to preserve maximum financial and operational flexibility; and (3) create strong employee incentives through equity ownership.

Focus on Unconventional Coal Bed Methane and Tight Gas Sand Plays

We plan to continue our focus on coal bed methane and tight gas sand plays in the Rocky Mountain Region.

In our short operating history in the oil and gas industry, we have positioned Fellows to control and exploit potential reserves from a number of large oil and gas projects. These projects focus on coal bed methane, tight sands gas and oil from fractured shales and are characterized by their widespread occurrence, large reserve potential, low finding and development costs, high drilling success rates, and low geologic and operating risks. The current project portfolio highlights our ability to negotiate deals where it controls such opportunities with relatively small amounts of capital. If we can establish that a particular play has commercial oil and/or gas reserves, the associated land position takes on substantial value as the resource is translated into proven reserves through development drilling. If we can achieve large proven reserves that result from initial drilling success, then we could have the ability to raise debt financing for development of the field.

We also plan to include conventional oil and gas projects in its mix to create cash flow and reserves in the short term to support our overhead and allow for orderly development of the larger, more capital and lead-time intensive unconventional projects.

We believe the Powder River Basin (located in Wyoming and Montana), Overthrust Belt (located in Utah and Wyoming) and Uinta Basin (located in Utah) represent some of the most attractive regions for unconventional plays in North America due to a combination of available land, large unconventional play opportunities, low finding and development cost and production potential. Moreover, because of these regions’ proximity to major pipeline networks serving important U.S. markets, price differentials for gas sales can be managed at acceptable levels.

Disciplined Acquisition Strategy

We intend to acquire producing oil and gas properties where we believe significant additional value can be created. Management is primarily interested in unconventional play properties with a combination of these factors: (1) opportunities for long life production with stable production levels; (2) geological formations with multiple producing horizons; (3) substantial exploitation potential; and (4) relatively low capital investment production costs.

Exploitation of Properties

We intend to maximize the value of our properties through a combination of successful exploration, drilling, increasing production, increasing recoverable reserves and reducing operating costs. Where we deem appropriate, we will employ technology to improve recoveries such as directional and horizontal drilling. Directional and horizontal drilling and completion methods have historically produced oil and gas at faster rates and with lower operating costs basis than traditional vertical drilling.

Experienced and Incentivized Personnel

We intend to maintain a highly competitive team of experienced and technically proficient employees and consultants and motivate them through a positive work environment and stock ownership. We believe that employee ownership, which is encouraged through our stock option plan, is essential for attracting, retaining and motivating qualified personnel.

Stock Option Plan

On October 9, 2003, we adopted an incentive stock option plan, pursuant to which shares of our common stock are reserved for issuance to satisfy the exercise of options. The purpose of the incentive stock option plan is to retain qualified and competent officers, employees and directors. The incentive stock option plan for our executive officers authorizes up to 2,000,000 shares of common stock, to be purchased pursuant to the exercise of options. The effective date of the stock option plan was October 9, 2003, and the stock option plan was approved by our shareholders on November 10, 2003. On September 15, 2004, we granted an option for 200,000 shares to our CEO, 150,000 shares to our Vice President and 125,000 shares to an employee. These options are exercisable at $0.80 per share, the price of our common stock on the date of grant. The options vested 50% on the grant date and will vest 50% on September 15, 2005.

Company and Industry Highlights

Solid Rocky Mountain Fundamentals

According to the report Balancing Natural Gas Policy - Fueling Demands of a Growing Economy (September 25, 2003), released in the fall of 2003 by the National Petroleum Council:

current higher gas prices are the result of a fundamental shift in the supply and demand balance. North America is moving to a period in its history in which it will no longer be self-reliant in meeting its growing natural gas needs as production from traditional U.S. and Canadian basins has plateaued. Government policy encourages the use of natural gas but does not address the corresponding need for additional natural gas supplies.

Furthermore, within the State of Wyoming, as indicated by data compiled by the Wyoming Oil & Gas Conservation Commission and available on its website at www.wogcc.state.wy.us, gas production has increased 80% since the mid-1990s and is expected to surpass 6 Bcf per day this year, largely from coal bed methane production in the Powder River Basin and tight sands gas production from the Green River Basin. In the Powder River Basin, 16,000 wells have been drilled to date (mostly in the last five years) and approximately 50,000 additional drill locations have been identified. Although this area has been historically challenged by pipeline capacity restraints and tough environmental regulations, substantial progress has been made with the doubling of capacity of the Kern River Pipeline and the completion of the Grasslands and Cheyenne Plains Pipelines, which Management believes bodes well for future development, growth and economics in the Rocky Mountain Region.

Focus on Unconventional Plays

In building our inventory of oil and gas projects, we have concentrated primarily on unconventional plays.

Compared to conventional plays, unconventional plays present different advantages and risks. Typically, unconventional plays involve less geologic risk than conventional plays with respect to locating gas because hydrocarbons are known to exist and because unconventional plays are typically larger in size. Similarly, due to the greater size of typical unconventional plays, they inherently have greater reserve potential than conventional plays. In general, unconventional plays have not been developed to the extent of conventional plays and therefore greater opportunities exist for acquiring additional unconventional plays and increasing reserves.

However, development of typical unconventional plays may involve greater extraction and retrieval costs than are involved in development of typical conventional plays. In the typical unconventional play, the existence of gas is known but the quantity of such gas, and commercial viability, is unknown. The process of developing an unconventional play requires significant costs before the commercial viability can be ascertained. Therefore, there is a greater risk of cost overrun and the risk of inadequate gas recoveries is not avoided.

It is important to recognize that unconventional plays offer attractive potential for large reserve additions. This is because the large conventional traps have largely been found and developed, and because unconventional plays inherently have much greater size and therefore greater reserve potential. All of the top five onshore “gas giant” fields discovered and developed in the 1990s (including Powder River Basin coal bed methane, Jonah, Pinedale, Madden Deep and Ferron coal bed methane) were in the Rocky Mountain Region. Four out of the five with estimated reserves of over 30 TCF were unconventional tight sands or coal bed methane unconventional plays.

Strong Acquisition Market

The recent sales of major Rocky Mountain independent oil and gas companies such as Westport Resources Corporation, Tom Brown, Inc., Evergreen Resources, Inc., Patina Oil & Gas Corporation and Prima Energy Corporation for total consideration of over ten billion dollars, in the opinion of our management, bear testimony to the strength of the acquisition market for companies that have established proven reserve growth from unconventional plays. While only Evergreen was a pure unconventional-play oriented company, each of the others has had a major component of such plays as part of their portfolio which helped to increase their exit valuations due to the large amount of proven undeveloped category reserves associated with them. Although there are no assurances, we anticipate that the success of any of our major unconventional plays will quickly make it a favored acquisition target for large, public companies seeking to grow through strategic acquisitions, thus providing an attractive exit strategy for our stockholders.

Large Strategic Land Position

Through our direct ownership of mineral rights in the Powder River Basin, Overthrust Belt and Uinta Basin, we have a strategic land position in the oil and gas producing basins of the Rocky Mountains. Known hydrocarbon resources in reservoirs in unconventional plays such as coal seams, thick oil-bearing shales, and extensive bodies of tight gas-bearing sands throughout the properties create the potential for a large inventory of drilling locations should initial exploration efforts prove successful. Although there are no assurances, this inventory could support future net reserve additions and production growth over the next several years.

Strong Underlying Industry Fundamentals

According to the National Petroleum Council Gas Report, the domestic natural gas fundamentals will continue to be attractive, for the foreseeable future. The U.S. faces a significant natural gas supply problem due to the maturing of its traditional producing basins, the increase in exploration and development costs, and demand increases coupled with production decline rates. The U.S. has several ways to combat this supply problem through measures including increased development and importation of Canadian and Alaskan gas and delivery of liquefied natural gas. However, the impact of these efforts is expected to only mitigate the supply decline or at best increase supply marginally.

Proven Management Expertise

Our CEO and President George S. Young and our Vice President Steve Prince have experience in operating and growing an oil and gas public company. Mr. Young brings strong leadership and business qualifications, an understanding from having been trained as both an attorney and engineer and 25 years of natural resource industry experience. Mr. Prince brings 13 years of oil and gas industry experience as a geologist and as a significant contributor to the development of major producing fields in areas of interest to us.

Financing Strategy

We intend to access debt and equity markets for private and public financings from time to time based on our needs on terms in the market then available to us. Initially, we expect that the bulk of capital formation will be in the form of equity capital to support the initial phases of exploration and exploitation work required on our projects. To the extent the plays mature into “Proven” status as determined by independent third-party engineers, we plan to utilize debt sources for a large percentage of our capital requirements so as to maximize the return on equity that these projects generate. This debt may be in the form of senior bank debt, junior or subordinated bank debt, and/or mezzanine debt. We cannot provide any assurance that we will be able to raise additional debt or equity to fund future operational and exploration needs or terms acceptable to us.

Additionally, we may generate funds through (1) a joint venture, sale or farm out on an interest in one or more of its properties and/or (2) divesting one or more of our properties that are determined not to fit with its strategic core holdings. On November 8, 2004, we entered into a joint venture agreement with JMG Exploration and Enterra Energy Trust in which the parties will receive a 50% interest in certain of our properties in exchange for a $2,000,000 commitment for exploration and drilling on such properties.

Property Summary

In our short operating history in the oil and gas industry, we have positioned Fellows to control and exploit potential reserves from a number of large unconventional oil and gas resource type projects covering approximately 456,000 gross and 180,000 net acres. These projects focus on coal bed methane, tight sands gas and oil from fractured shales. Such projects are characterized by their widespread occurrence, large reserve potential, low finding and development costs, high drilling success rates, and low geologic and operating risks. Such projects are also subject to certain risks and development of such projects requires substantial capital.

Competition

Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business. We compete with a number of other companies, including major oil companies and other independent operators which are more experienced and which have greater financial resources. Such companies may be able to pay more for prospective oil and gas properties. Additionally, such companies may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial and human resources permit. We do not hold a significant competitive position in the oil and gas industry.

Regulation

Our operations are or will be subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production. Our operations are or will be also subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from our wells and to limit the number of wells or the locations at which we may be able to drill.

Our business is affected by numerous laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. We plan to develop internal procedures and policies to ensure that our operations are conducted in full and substantial environmental regulatory compliance.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe that our operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in the energy industry. We do not anticipate any material capital expenditures to comply with federal and state environmental requirements.

Environmental Matters

Operations on properties in which we have an interest are subject to extensive federal, state and local environmental laws that regulate the discharge or disposal of materials or substances into the environment and otherwise are intended to protect the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil and criminal penalties and in some cases injunctive relief for failure to comply.

Some laws, rules and regulations relating to the protection of the environment may, in certain circumstances, impose “strict liability” for environmental contamination. These laws render a person or company liable for environmental and natural resource damages, cleanup costs and, in the case of oil spills in certain states, consequential damages without regard to negligence or fault. Other laws, rules and regulations may require the rate of oil and gas production to be below the economically optimal rate or may even prohibit exploration or production activities in environmentally sensitive areas. In addition, state laws often require some form of remedial action, such as closure of inactive pits and plugging of abandoned wells, to prevent pollution from former or suspended operations.

Legislation has been proposed in the past and continues to be evaluated in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as “hazardous wastes.” This reclassification would make these wastes subject to much more stringent storage, treatment, disposal and clean-up requirements, which could have a significant adverse impact on operating costs. Initiatives to further regulate the disposal of oil and gas wastes are also proposed in certain states from time to time and may include initiatives at the county, municipal and local government levels. These various initiatives could have a similar adverse impact on operating costs.

The regulatory burden of environmental laws and regulations increases our cost and risk of doing business and consequently affects our profitability. The federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “Superfund” law, imposes liability, without regard to fault, on certain classes of persons with respect to the release of a “hazardous substance” into the environment. These persons include the current or prior owner or operator of the disposal site or sites where the release occurred and companies that transported, disposed or arranged for the transport or disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for the federal or state government to pursue such claims.

It is also not uncommon for neighboring landowners and other third parties to file claims for personal injury or property or natural resource damages allegedly caused by the hazardous substances released into the environment. Under CERCLA, certain oil and gas materials and products are, by definition, excluded from the term “hazardous substances.” At least two federal courts have held that certain wastes associated with the production of crude oil may be classified as hazardous substances under CERCLA. Similarly, under the federal Resource, Conservation and Recovery Act, or RCRA, which governs the generation, treatment, storage and disposal of “solid wastes” and “hazardous wastes,” certain oil and gas materials and wastes are exempt from the definition of “hazardous wastes.” This exemption continues to be subject to judicial interpretation and increasingly stringent state interpretation. During the normal course of operations on properties in which we have an interest, exempt and non-exempt wastes, including hazardous wastes, that are subject to RCRA and comparable state statutes and implementing regulations are generated or have been generated in the past. The federal Environmental Protection Agency and various state agencies continue to promulgate regulations that limit the disposal and permitting options for certain hazardous and non-hazardous wastes.

We believe that the operator of the properties in which we have an interest is in substantial compliance with applicable laws, rules and regulations relating to the control of air emissions at all facilities on those properties. Although we maintain insurance against some, but not all, of the risks described above, including insuring the costs of clean-up operations, public liability and physical damage, there is no assurance that our insurance will be adequate to cover all such costs, that the insurance will continue to be available in the future or that the insurance will be available at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and operations. Compliance with environmental requirements, including financial assurance requirements and the costs associated with the cleanup of any spill, could have a material adverse effect on our capital expenditures, earnings or competitive position. We do believe, however, that our operators are in substantial compliance with current applicable environmental laws and regulations. Nevertheless, changes in environmental laws have the potential to adversely affect operations. At this time, we have no plans to make any material capital expenditures for environmental control facilities.

EMPLOYEES

As of the date of this prospectus, we have 4 full-time employees. The majority of development services have been provided to us by the officers and outside, third-party vendors. Currently, there exist no organized labor agreements or union agreements between us and our employees. We do not ahve employment agreements with any of our employees. We believe that our relations with our employees are good.

DESCRIPTION OF PROPERTIES

Our principal executive offices are located at 370 Interlocken Boulevard, Suite 400, Broomfield, Colorado 80021, and our telephone number is (303) 327-1525. We occupy approximately 2,500 square feet of office space under a lease expiring in February 2006. The monthly rent is $3,300. We believe that our current office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us. In addition, we have the following properties in connection with our business activities:

Overthrust Coal Bed Methane Project, Utah and Wyoming

The Overthrust Coal Bed Methane Project is an unconventional play with 183,000 gross and 118,950 net acres targeting coal bed natural gas in southwestern Wyoming and northeastern Utah. This project also has the potential for conventional oil and gas.

In March 2004, Fellows entered into an option agreement with Quaneco, L.L.C., an Oklahoma limited liability company, to acquire a 65% working interest for $250,000 in the Overthrust Coal Bed Methane Project. The Overthrust Coal Bed Methane Project is located in Rich and Summit Counties of northeastern Utah, and Uinta County, Wyoming. Quaneco has approximately 183,000 acres under lease in the project area. Just east of the project area is over 6 TCF of gas production from the conventional “Overthrust” oil and gas play, so pipeline infrastructure and gas markets are well established in the area.

Under the terms of the option agreement with Quaneco, we have paid to Quaneco an option payment of $100,000 and issued 200,000 shares of common stock in early 2005. We are presently renegotiating the balance of the terms of our earn-in agreement with Quaneco based on our work performed to date, as described.

Based upon regional geologic studies of historical oil and gas and coal mining activity, plus the results from seven exploratory wells previously drilled by Quaneco, the Overthrust coal bed methane play has multiple coal seams of Tertiary and Cretaceous age that may contain coal bed methane. Some of this coal is of similar age and depositional condition to other productive coal bed methane fields such as the Drunkard’s Wash field in eastern Utah which has estimated reserves of 2 TCF.

In May 2004, we completed the first round of our exploratory activity with the drilling of the Crane #6-7 Well on the northern portion of the Overthrust Coal Bed Methane Project lease block in northern Utah. The well reached a depth of 4,280 feet. we cored coals and carbonaceous shales over a combined interval of 556 feet. The core tests confirm the presence of coals with potentially commercial gas contents in the Frontier and Bear River formations.

In the balance of 2005, we plan to conduct the second round of exploration activities on project, which will include well log analysis, seismic analysis and the purchase of additional seismic information, and the preparation of drill site locations and permitting for additional drilling to target not only the coal bed methane potential, but also the conventional gas sands that have been encountered in the previous exploration work. This activity may also include activity in the southern portion of the project, including detailed geologic studies of the Coalville and Henrys Fork areas, core drilling, and production testing. The Coalville and Henrys Fork area contains known thick coals in the Tertiary Adaville and Cretaceous Frontier formations. These coals crop out and are mined in and around the small town of Coalville, Utah. Wells in the Coalville area were reported to have penetrated net coal thickness of 100 feet from the Adaville Formation and 50 feet from the Frontier Formation. The State of Utah estimates the gas-in-place (coal bed methane gas resource) could range from 0.1 to 1.0 TCF from the Tertiary Adaville and Cretaceous Frontier formations.

Kirby Coal Bed Methane Project, Big Horn & Custer Counties, Montana

In March 2005, we entered into an option agreement with Quaneco to acquire a 12.5% working interest for $2,225,000 in the Kirby Coal Bed Methane Project. This option agreement provides that $458,763 of the purchase price will be in the form of our common stock valued at $0.60 per share. The balance of the purchase price of $1,766,237 is in cash due by September 1, 2005. We have paid an aggregate amount of $500,000 toward the cash components of the purchase price of the Kirby and Castle Rock projects. In the event we do not complete the balance of the cash payments, we will nonetheless be vested in a pro rata portion of the 12.5% interest in each project in proportion to the amount actually paid. Pursuant to this agreement, we will participate in a 48 well drilling program during 2005 that will extend out from an existing 18 well pilot program of previously drilled wells. Our share of the 48 well drilling program is projected at $562,500. We will have ownership in the previously drilled wells, which are currently being dewatered. The other working interest owners in the Kirby Coal Bed Methane Project include Quaneco (25%), Pinnacle Gas Resources (50%), and Galaxy Energy Corporation (OTCBB: GAXI) (12.5%).

The Powder River Basin coalfield of northeastern Wyoming and southeastern Montana is an unconventional gas play that offers an unusual combination of reasonable risk and large economic potential. The vast coal deposits of the Powder River Basin are one of the greatest accumulations of coal in the world. These coal deposits contain a large resource of biogenic coal bed natural gas associated with numerous thick, laterally continuous, relatively shallow (less than 3,000 feet deep) Tertiary coal beds.

The Kirby Coal Bed Methane Project is an extension of the Powder River Basin Coal Bed Methane play, which produces from the Tongue River Member of the Tertiary Fort Union Formation, on the western margin of the Basin north of Sheridan, Wyoming. This portion of the Basin has already seen considerable production from properties owned and managed by Huber Oil & Gas at Prairie Dog Field which is on the Wyoming side, and Fidelity Oil & Gas at CX Field which straddles the Montana/Wyoming border. The Kirby Coal Bed Methane Project is located in T6S-T8S and R38E-R42E Big Horn and Custer Counties, Montana, and comprises 95,000 acres of fee, state and federal leasehold. The Kirby Block prospect area is about 10 miles north of Decker, Montana and 12 miles north of the Wyoming/Montana border. Fidelity’s CX Field is about 6 miles south of the southern boundary of the Block.

Production at CX Field is from the Anderson, Dietz, Monarch, and Carney coals. Potentially productive coals on the Kirby block include the Wall, Brewster-Arnold, Sawyer and Flowers-Goodale coals, which are stratigraphically lower than the CX Field coals. The Wall coal is the thickest coal in the Kirby Coal Bed Methane Project area with 50-60 feet of development throughout the area. South and east of the prospect area the Wall coal splits and thins. Drilling depth to the Wall coal is about 500 feet over most of the prospect. The Wall coal is at outcrop along the Tongue River on the east margin of the prospect and along Rosebud Creek on the northwest portion of the prospect. The coal beds below the Wall coal range in thickness from about 2 feet to 20 feet. The Sawyer and Flowers-Goodale coals can each be 10-20 feet thick over portions of the Project area. Both of these coal zones have produced some gas from shallow water wells located east of the prospect area. Total combined coal thickness over the area is around 100 feet.

An 18 well pilot well program has been drilled on the Kirby acreage and is in the late stages of dewatering, with production expected imminently. This pilot program will test the productivity of the Wall and Flowers-Goodale coals. Gas content data from mud logs and cores taken over these zones indicates the prospective coals are fully saturated with gas, which should translate into a short period of dewatering before commercial gas production volumes are achieved. The engineering firm Sproule Associates, Inc. has been retained to do a resource evaluation of the Kirby Coal Bed Methane Project. Ultimately, hundreds of wells could be drilled on the Kirby Coal Bed Methane Project.

Castle Rock Coal Bed Methane Project, Powder River County, Montana

In March 2005, we entered into an option agreement with Quaneco to acquire a 12.5% working interest in the Castle Rock Coal Bed Methane Project for $2,625,000. This option agreement provides that $541,237 of the purchase price will be in the form of our common stock valued at $0.60 per share. The balance of the purchase price of $2,083,763 is in cash due by September 1, 2005. We have paid an aggregate amount of $500,000 toward the cash components of the purchase price of the Kirby and Castle Rock projects. In the event we do not complete the balance of the cash payments, we will nonetheless be vested in a pro rata portion of the 12.5% interest in each project in proportion to the amount actually paid. Pursuant to this agreement, we will participate in a 48 well drilling program during 2005 that will extend out from 4 previously drilled core holes. Our share of the 48 well drilling program is projected at $562,500. The other working interest owners in the Castle Rock Coal Bed Methane Project include Quaneco (25%), Enterra Energy Trust (43.75%), Carrizo (6.25%) and Galaxy Energy Corporation (12.5%).

The Castle Rock Coal Bed Methane Project is an extension of the Powder River Basin Coal Bed Methane play on the eastern margin of the Basin north of Gillette, Wyoming. This portion of the Basin is where most of the production has occurred in the Powder River Basin Coal Bed Methane play, which extends up to, but not across, the Montana/Wyoming border. The Castle Rock Coal Bed Methane Project is located in R45W and R47WR49W Powder River County, Montana, and comprises 140,000 acres of fee, state and federal leasehold. The Castle Rock Block is located along the Pumpkin Creek drainage, and about 20 miles west of Broadus, Montana. The eastern and northern boundaries of the Block are the outcrops of the Sawyer and Flowers Goodale Coals. The western boundary is the Custer National Forest. Primary coals of interest thin along the southern boundary of the Castle Rock Block.

Coals of primary interest at the Castle Rock Block are the Pawnee, Sawyer. and Flowers-Goodale coals. Other coals of interest in the area are the Cook, Lower Cook, Brewster-Arnold, Knobloch, Terret, and Stag coals. Total coal thickness over most of the acreage block is 80 feet or greater. Average thickness in the Pawnee is about 22 feet, the Sawyer about 16 feet. and the Flowers Goodale about 26 feet. Gas shows from the Sawyer, Knobloch, and Flowers Goodale coals have been noted in several shallow water wells drilled in the area. Wells drilled by Quaneco had good mud log gas shows.

Weston County Project, Wyoming

The Weston County play will focus initially on the development of a conventional oil field followed by exploration for conventional oil reservoirs in the Dakota and Minnelusa on 19,290 gross and net acres. The South Coyote Creek Field thus far has no identifiable reserves but we hope that it will provide short-term cash flow to cover our overhead.

We acquired an option to purchase a 100% working interest for 19,290 acres of oil and gas rights in Weston County, Wyoming for a total purchase price of $750,000. We closed that purchase on June 15, 2004 and concluded a reevaluation of drilling production data and seismic surveys. This resulted in the delineation of 18 conventional oil and gas well locations on the property which are ready to drill that are potential extensions of an existing producing field called South Coyote Creek Field. South Coyote Creek Field was discovered and developed back in the 1960s and has produced approximately 3 million barrels of oil to date. It is estimated that the Field may ultimately have reserve potential of up to 5-10 million barrels according to Thomasson Partner Associates, Inc. We have signed a joint venture agreement with JMG Exploration to drill our Weston County and Gordon Creek projects. Under the agreement, JMG Exploration will receive a 50% interest in exchange for incurring $2,000,000 in exploration and drilling expenditures on the two projects by November 7, 2005. The agreement was amended in June 2005 in connection with the repayment of the JMG Exploration loan and we assigned the remaining 50% interest in the Weston County project to JMG Exploration, subject to our right to reacquire such interest for approximately $390,000 by June 30, 2005, which has been exercised. Subsequent to this initial joint venture drilling commitment being fulfilled, we plan to participate in eight 4,500 foot field extension wells at an estimated cost of $1,000,000.

The Weston County play has two deeper horizons at drilling depths of 5,000 to 7,500 feet that add enormous oil and gas reserve potential to the acreage position we own. The Cretaceous Dakota and Permo-Penn Minnelusa are both highly productive sandstone reservoirs when found in trapping positions and have accounted for hundreds of millions of barrels of production in the Powder River Basin. Some of the largest Dakota and Minnelusa fields are located within 10 miles of the Fellows’ acreage including the 75 million barrel Raven Creek and 25 million barrel Donkey Creek.

The Dakota and Minnelusa are also both amenable to seismic exploration and can be resolved clearly with 3-D seismic. We have access to 200 miles of a regional 2-D seismic data base that covers the Weston County play area. On the basis of this seismic, a series of prospects in the Dakota and Minnelusa have been identified with the potential for up to 50 million barrels of oil reserves. One of these prospects is a Minnelusa field with only one producer drilled to date that appears to be on the edge of a much larger accumulation. We will be working to develop a plan for the further delineation of these prospects with a plan to drill one or more exploratory tests in 2005.

Carter Creek Project, Wyoming

The Carter Creek Project targets an unconventional play for oil on 14,196 gross and 9,959 net acres from fractured shales in the Niobrara and Mowry.

In January 2004, we acquired a 100% working interest of 10,678 acres known as the Carter Creek Project in the southern Powder River Basin of Wyoming for $223,000. This project was generated by Thomasson Partner Associates.

The Carter Creek Project offers large-scale reserve potential from a section of over-pressured Lower Cretaceous zones including the Niobrara, Turner (Frontier), Mowry, Muddy, and the normally pressured Dakota formations. All these zones are currently productive in the region of the Carter Creek Project. Drilling depths to the Dakota range from 10,000 feet to 11,500 feet. The primary objectives in the Carter Creek Project are the Niobrara and Mowry formations which are both thick hydrocarbon-rich shale units. These shale units are referred to as “source beds” because under sufficient heat and pressure they are the source of petroleum that feeds the conventional oil and gas traps in a given basin. In this case, the source beds also act as oil reservoirs due to fracturing that has been induced along shear zones created by regional tectonic forces. Within these shear zones are fractures which provide both storage of oil and gas, as well as the permeability necessary for them to flow to a well bore. The shear zones also provide a pathway for thermal energy from deeper in the basin to flow into a local area and promote oil generation and maturation, thus improving the hydrocarbon recovery potential within the shear zone. Over pressuring is caused by hydrocarbon generation within the source beds which also contributes to the fracture system.

Within the general vicinity of the Carter Creek Project there are 21 Niobrara producers that have had a combined cumulative production of 629,777 BO and 1.2 Bcf. These wells were drilled as vertical producers without the benefit of modern exploration concepts, and drilling and completion technology. The best of these wells was the Dunlop well in Section 26, T44N-R71W, which produced 205,965 BO and 519,935 Mcf of gas through May of 2004 from a vertical well that was lightly acidized. This is a promising result that, if it can be repeated consistently, likely would provide a basis for a highly economic oil play.

A study by Thomasson Partner Associates of the Carter Creek Project area indicates that results similar to or better than the Dunlop well may be achieved through the use of high-resolution seismic to identify shear and fracture trends combined with horizontal drilling technology to maximize exposure to productive fracture zones within the Niobrara and Mowry. Management believes that the use of these exploration and drilling techniques could result in wells with average recoveries of 400,000 barrels of oil equivalent or “BOE” (i.e. including gas at a 6 MCF to 1 BO ratio). The size of the play could range from 10 to 100 wells with reserve potential of 4 to 40 million barrels.

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Secondary objectives in the play below the Niobrara include the Turner and Muddy zones within the over-pressured Cretaceous envelope, as well as the normally pressured zones including the deeper Dakota formation. In addition, there are shallower secondary objectives including the Shannon, Teapot, Parkman and Teckla zones above the Niobrara. These reservoirs could provide significant reserve additions to the Niobrara and Mowry and will be evaluated in each initial well drilled.

The current plan for this project is to acquire additional seismic and leasehold, then drill one horizontal well into the Niobrara section at a location where the available seismic data suggests good fractured reservoir conditions exist. If successful, additional wells can be drilled in 2005-2006. To minimize formation damage, the well will be drilled under-balanced. Cost of the well is projected at $1,250,000. Reserve potential could be as much as 400,000 BOE. The risk of finding producible reserves in this project is considered low due to the widespread occurrence of hydrocarbons within the objective formations, the remaining question is whether the production levels achieved will provide economic returns on a consistent basis.

Gordon Creek Project, Utah

The Gordon Creek Project targets an unconventional play on 5,242 gross and 3,184 net acres for gas from tight sands in the Ferron formation, plus coal bed natural gas from coals in the Emery formation.

In January 2004, we acquired an option to purchase 5,242 acres known as the Gordon Creek Project. we closed the purchase for $288,000 in July 2004. The Gordon Creek Project is located in Carbon County, eastern Utah.

The Gordon Creek Project targets natural gas reserves in two large unconventional plays: (1) the Cretaceous Ferron sandstone play and (2) the Cretaceous Emery coal bed natural gas play. The Cretaceous Ferron sandstone play is established by the Clear Creek Field which has had cumulative production of 137 Bcf from 16 wells or an average of 8.6 Bcf per well to date. The Clear Creek Field is located 7 miles to the west of the Fellows acreage.

During 2001, 2002 and 2003, Klabzuba Oil & Gas drilled a series of six wells previously drilled into the 100 foot thick Ferron sandstone at Gordon Creek Field and completed them for production. Gordon Creek Field is located 3 miles south of Fellows’ acreage. The six wells have produced 1.5 Bcf in their first year of production according to state records. These early indications of production confirm a potentially large play which may someday have reserves in excess of 2 TCF of gas.

As previously mentioned, we have signed a joint venture agreement with JMG Exploration to drill our Weston County and Gordon Creek projects. This agreement was amended in June 2005 and we assigned the remaining 50% interest in the Gordon Creek project to JMG Exploration, subject to our rights to reacquire such interest for $390,000 which has been exercised. Subsequent to initial drilling by JMG Exploration on Gordon Creek, we plan to spend $450,000 to drill additional wells and acquire acreage in the Ferron sandstone trend.

In addition to the Ferron sandstone, the Gordon Creek project has potential in the Emery coal. While the Emery coal play is in an early stage it may have similar potential to the Drunkard’s Wash field which produces from the Ferron coal. The Drunkard’s Wash Field is located 6 miles to the southeast of out Gordon Creek land holdings. Our project personnel were previously involved in drilling for River Gas Corporation in the Drunkard’s Wash field.  The Ferron coal bed play trend has estimated reserves of 2 TCF, and the play may eventually have twice that level of reserves as coals along trend are developed. The Emery coal trend is essentially parallel and to the west of the Ferron trend and represents a later episode of deposition when the Cretaceous sea level was higher.

Bacaroo Project, Baca County, Colorado

The Bacaroo Project targets conventional oil and gas reserves from prolific reservoirs in the Pennsylvanian Topeka, Lansing-Kansas City and Morrow formations as well as the Mississippian Keyes formations. The Bacaroo Project has been developed by Thomasson Partner Associates and is located in Baca County, Colorado on the northwest flank of the greater Anadarko Basin. Nearby analog fields include the Morrow Stateline and Interstate fields with production of 25 to 50 MMBO; and the Keyes Dome, which has produced 1 TCF of gas from the Mississippian Keyes section. Currently, we have six prospects undergoing lease acquisition. Three of these prospects have multiple objectives with seismically and subsurface defined structural or stratigraphic traps, and are adjacent to or on-trend with proven production. All of the selected drill sites are near to or offsetting excellent shows of oil and gas with drilling depths of objectives ranging from 1,200 to 5,000 feet. The estimated initial cost to acquire 34,720 acres and drill eight evaluation wells is $2.3 million.

Summary of Our Projects, Acreage Holdings, and Wells

Project	Objective	Play Type	Gross Acres	Net Acres
Overthrust Coal Bed Methane, Rich, Morgan & Summit Counties, Utah (1)

	Adaville Coal	Coal Bed Natural Gas	183,000	118,950
	Frontier Coal	Coal Bed Natural Gas
	Bear River Coal	Coal Bed Natural Gas

Kirby Coal Bed Methane, Big Horn & Custer Counties, Montana (2)

	Ft. Union Coals	Coal Bed Natural Gas	95,000	11,875

Castle Rock Coal Bed Methane, Powder River County, Montana (2)

	Ft. Union Coals	Coal Bed Natural Gas	140,000	17,500

Weston County Project, Wyoming

	Turner	Conventional Oil	19,290	19,290
	Dakota	Conventional Oil
	Minnelusa	Conventional Oil

Carter Creek, Converse County, Wyoming

	Niobrara	Oil from Fractured Shale	14,196	9,959
	Mowry	Oil from Fractured Shale
	Turner, Muddy, Dakota	Conventional Oil

Gordon Creek, Carbon County, Utah

	Ferron Sandstone	Tight Sands Gas	5,242	3,184
	Emery Coal	Coal Bed Natural Gas
		Totals	456,728	180,758

(1) Subject to an earn-in contract with Quaneco, L.L.C. for a 65% working interest.
(2) Purchase contract to acquire 12.5% working interest to close on September 1, 2005.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

We were sued in the Sixth Judicial District Court, Garfield County, Utah on November 10, 2004, by Midway Perforating and Drilling, Inc. in a complaint alleging nonpayment of charges connected with drilling the Johns Valley 10-33C2 well in Garfield County, UT. The complaint seeks damages of $100,000 and costs of $10,000. We filed our Answer and Counterclaim on January 19, 2005. We plan to vigorously defend this case because we believe that the plaintiff failed to follow our instructions to use appropriate equipment for controlling deviation of the wellbore, and that such failure caused the well to be unusable. The suit is in its early stages. Although we believe we have a strong defense and counterclaim, we cannot predict the final outcome of the suit.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position
George S. Young	53	Chairman, Chief Executive Officer and President
Steven L. Prince	46	Vice President and Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are three seats on our board of directors.

Directors serve without cash compensation and without other fixed remuneration. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

George S. Young

On January 5, 2004, our board of directors appointed Mr. Young as our President, Chief Executive Officer and Chairman of the board of directors. Mr. Young is an experienced business executive in the mining and petroleum industries. He is an attorney and engineer by profession, and began his legal career in the law department of Exxon Company USA. Mr. Young also worked at Kennecott Copper Corporation as a metallurgical engineer involved in the construction and start-up of a new copper smelter. From 1998 to 2002, Mr. Young practiced natural resource law in Salt Lake City, Utah. Prior to that Mr. Young was the President of Oro Belle Resources Corporation in Golden, Colorado from 1996 to 1998. Previous positions also include General Counsel and Acting General Manager for the Intermountain Power Project, a $4.4 billion coal-fired power project; Domestic Minerals Division Counsel for Getty Oil Company; and General Counsel for Bond International Gold, Inc. Mr. Young currently serves as a director and president of Palladon Ventures Ltd., a British Columbia corporation which trades on the TSX Venture Exchange under the trading symbol PLL.V, and is an exploration company with properties in Southern Argentina. Mr. Young is the sole owner, officer and director of Diamond Oil & Gas Corporation, a privately held Nevada corporation. He holds a B.Sc. in Metallurgical Engineering, which he earned in 1975 from the University of Utah and a J.D. degree, which he earned in 1979 from the University of Utah. Mr. Young is a member of the Society of Mining Engineers, and the state bars of Utah, Colorado and Texas.

Steven L. Prince

As of January 5, 2004, our board of directors appointed Mr. Prince as our Vice President and a member of our board of directors. Mr. Prince is a petroleum engineer with over 13 years of operating experience in conventional oil and gas drilling and in coal bed natural gas drilling and field development. From 2003 to the present, Mr. Price has been a Senior Petroleum Engineer for the Navajo Indian Nation. From 2001 to 2003, Mr. Price was an Operations Manager with Coal Bed Methane Production Consultants. From 1997 to 2002, he served as Executive Director of the Castle Valley Gas Producers Council, a gas industry trade association. Previous positions also include Drilling Engineer with Shell Western Exploration & Production; Operations Manager and Engineering Manager with River Gas Corporation. Mr. Prince is a member of the Society of Petroleum Engineers and the Rocky Mountain Association of Geologists. Mr. Prince received his B.S. in Petroleum Engineering from Montana College of Mining, Science and Technology in 1987.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending December 31, 2004, 2003 and 2002 exceeded $100,000:

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION
				Other Annual	Restricted	Options	LTIP	All Other
Name & Principal		Salary	Bonus	Compensation	Stock	SARs	Payouts	Compensation
Position	Year	($)	($)	($)	Awards ($)	(#)	($)
George S. Young (1)	2004	76,000	0	0	-	200,000	-	-
President and Chief	2003	0	0	0	-	-	-	-
Executive Officer	2002	0	0	0	-	-	-	-
Jack Muellerleile (2)	2004	0	0	0	-	-	-	-
President	2003	0	0	0	-	-	-	-
	2002	0	0	0	-	-	-	-

(1) Mr. Young was appointed President and Chief Executive Officer on January 4, 2004.
(2) Mr. Muellerleile was our President until January 4, 2004.

Stock Option Plan

On October 9, 2003, we adopted an incentive stock option plan, pursuant to which shares of our common stock are reserved for issuance to satisfy the exercise of options. The purpose of the incentive stock option plan is to retain qualified and competent officers, employees and directors. As noted in the table below, the incentive stock option plan for our executive officers authorizes up to 2,000,000 shares of our common stock, to be purchased pursuant to the exercise of options. The effective date of the stock option plan was October 9, 2003, and the stock option plan was approved by our shareholders on November 10, 2003. On September 15, 2004, we granted an option for 200,000 shares to our CEO, 150,000 shares to our Vice President and 125,000 shares to an employee. These options are exercisable at $0.80 per share, the price of our stock on the grant date. The options vested 50% on the grant date and vest 50% on September 15, 2005.

Our board of directors, or a committee thereof, administers the stock option plan and is authorized, in its discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the incentive stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our board of directors. Options granted pursuant to the stock option plan will not be exercisable after the expiration of ten years from the date of grant.

Option/Stock Appreciation Right Grants in 2004
Individual Grants

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In 2004	Exercise Price Per Share	Expiration Date
(a)	(b)	(c)	(d)	(e)
George S. Young	200,000(1)	42%	$ 0.80	Sept. 15, 2014

(1) The option vested 50% on September 15, 2004 and vests 50% on September 15, 2005.

Aggregate Option/SAR Exercises in 2004 and December 31, 2004 Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12-31-04 Exercisable/Unexercisable	Value of Unexercised In-the Money Options At 12-31-04 Exercisable/Unexercisable
(a)	(b)	(c)	(d)	(e)
George S. Young	None	None	100,000/100,000	$10,000/$10,000

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	475,000	$0.80	1,525,000
Equity compensation plans not approved by security holders	0	0	0
Total	475,000	$0.80	1,525,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

John R. Muellerleile, our former director, president and secretary, is the father of Michael J. Muellerleile, one of our shareholders and an employee of MC Law Group, which served during 2003 as our legal counsel. Mr. Muellerleile also provided office space to us at no charge in 2003.

Prior to Mr. Young’s becoming our CEO, Diamond Oil & Gas Corporation, a Nevada corporation, of which Mr. Young is the sole officer, director and shareholder, entered into an agreement dated December 8, 2003 with us to sell us interests in certain oil and gas leases and other assets in exchange for 3,500,000 shares of our common stock. The transaction was valued at $1.05 million. See Item 1, Description of Business, Business in our December 31, 2004, Form 10-KSB filed March 31, 2005. The transaction closed on January 5, 2004.

Over the period May through October 2004, we borrowed $741,000 on an unsecured 8% demand note payable to an entity controlled by our CEO, Mr. Young. In December 2004, we paid $684,621 of principal on the note plus $25,681 of interest. On December 31, 2004, the balance on the note was $56,379.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 20, 2005

• by each person who is known by us to beneficially own more than 5% of our common stock;
• by each of our officers and directors; and
• by all of our officers and directors as a group.

			PERCENTAGE OF	PERCENTAGE OF
			CLASS	CLASS
NAME AND ADRESS		NUMBER OF	PRIOR TO	AFTER
OF OWNER	TITLE OF CLASS	SHARES OWNED (1)	OFFERING (2)	OFFERING (3)

George S. Young	Common Stock	3,600,000 (4)	7.53%	5.04%
370 Interlocken Blvd., Suite 400
Broomfield, CO 80021

Steven L. Prince	Common Stock	75,000 (5)	*	*
370 Interlocken Blvd., Suite 400
Broomfield, CO 80021

All Officers and Directors	Common Stock	3,675,000 (4) (5)	7.68%	5.13%
As a Group (2 persons)

Diamond Oil & Gas Corp.	Common Stock	3,500,000	7.34%	4.90%
370 Interlocken Blvd., Suite 400
Broomfield, CO 80021

Crown Taylor	Common Stock	2,449,265	5.14%	3.43%
3960 Howard Hughes Parkway
5th Floor
Las Vegas, Nevada 89109

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 20, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage based on 47,878,806 shares of common stock outstanding as of September 20, 2005.

(3) Percentage based on 71,593,762 shares of common stock outstanding upon completion of the offering, assuming all shares of common stock being registered are sold.

(4) Includes 100,000 shares issuable pursuant to options exercisable within 60 days and 3,500,000 shares owned by Diamond Oil & Gas Corporation, of which Mr. Young is the sole owner and is therefore deemed to be the beneficial owner.

(5) Includes 75,000 shares issuable pursuant to options exercisable within 60 days.

(6) Mr. Young, our Chairman, Chief Executive Officer, President and a Director, is the sole owner of Diamond Oil & Gas Corporation and therefore has voting and investment control over the shares owned.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, par value $.001. As of September 9, 2005, there were 47,878,806 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Pacific Stock Transfer Company, located in Las Vegas, Nevada, as independent transfer agent or registrar.

PREFERRED STOCK

We are authorized to issue up to 25,000,000 shares of Preferred Stock, par value $.001. As of September 20, 2005, there were no shares of preferred stock outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

OPTIONS

There are currently outstanding options to purchase 475,000 shares of our common stock granted under our qualified plan.

WARRANTS

In connection with a private placement closed May 18, 2005, we issued 940,922 warrants to purchase shares of common stock exercisable until five years from the date of issuance at a purchase price of $1.00 per share. In connection with a Securities Purchase Agreement dated June 17, 2005, we have issued 4,584,334 warrants to purchase shares of common stock exercisable until three years from the date of issuance at a purchase price of $0.649 per share. In connection with the Securities Purchase Agreement dated June 17, 2005, we have issued 250,000 warrants to a registered placement agent on the same terms. In connection with a Securities Purchase Agreement dated September 21, 2005, we have issued 2,172,000 warrants to purchase shares of common stock exercisable until three years from the date of issuance at a purchase price of $0.80 per share. In connection with the Securities Purchase Agreement, we have issued 100,000 warrants to a registered placement agent on the same terms.

CONVERTIBLE SECURITIES

Not including approximately 8,522,256 shares of common stock issuable upon exercise of outstanding options and warrants, approximately 11,897,059 shares of common stock are issuable upon conversion of convertible debentures issued pursuant to the Securities Purchase Agreement dated June 17, 2005 and approximately 4,808,169 shares of common stock are issuable upon conversion of convertible debentures issued pursuant to the Securities Purchase Agreement dated September 21, 2005.

June 2005 Private Placement

On June 17, 2005, we closed a financing pursuant to a securities purchase agreement with three accredited investors for the issuance of $5,501,199.95 in face amount of debentures maturing June 17, 2008, and three year warrants to purchase our common stock. The debentures do not accrue interest and the investors paid $3,849,685 for the debentures. A commission of 9% on the $3,849,685 was paid by us to HPC Capital Management, a registered broker-dealer, in connection with the transaction, and we paid $100,000 in expenses and fees including $30,000 of the investors’ counsel’s legal fees, resulting in net proceeds to us of $3,403,267.35. Net proceeds will be used by us for general working capital.

The debentures are unsecured and we are obligated to pay 1/24th of the face amount of the debenture on the first of every month, starting October 1, 2005, which payment can be made in cash or in shares of our common stock. We may pay this amortization payment in cash or in stock at the lower of $0.60 per share or 80% of the volume weighted average price of our stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount.

Except as provided in the succeeding paragraph and to the extent any debentures remain outstanding, at any time, the debentures are convertible into shares of our common stock at $0.60 per share.

At any time after 90 days from the date that a registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, and if certain conditions are met, we have the right to redeem some or all of the debentures in a cash amount equal to 110% of the face amount of the debentures being redeemed.

After the registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, if the closing price for our common stock exceeds $1.50 for 20 consecutive trading days, we can require the holders to convert some or all of the debentures at $0.60.

The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the investors’ position.

The investors have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

September 2005 Private Placement

On September 21, 2005, we closed a financing pursuant to a securities purchase agreement with two accredited investors for the issuance of $3,108,000 in face amount of debentures maturing December 20, 2008, and three year warrants to purchase our common stock. The debentures do not accrue interest and the investors paid $2,174,947.52 for the debentures. A commission of 8% on $2,000,000 raised was paid by us to HPC Capital Management, a registered broker-dealer, in connection with the transaction and we placed $50,000 in escrow for the payment of future legal fees in connection with our registration statement, resulting in net proceeds to us of $1,964,947.52, before our legal fees. Net proceeds will be used by us for general working capital.

The debentures are unsecured and we are obligated to pay 1/24th of the face amount of the debenture on the first of every month, starting January 1, 2006, which payment can be made in cash or in shares of our common stock. We may pay this amortization payment in cash or in stock at the lower of $0.75 per share or 80% of the volume weighted average price of our stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount.

Except as provided in the succeeding paragraph and to the extent any debentures remain outstanding, at any time, the debentures are convertible into shares of our common stock at $0.75 per share.

At any time after 90 days from the date that a registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, and if certain conditions are met, we have the right to redeem some or all of the debentures in a cash amount equal to 110% of the face amount of the debentures being redeemed.

After the registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, if the closing price for our common stock exceeds $1.875 for 20 consecutive trading days, we can require the holders to convert some or all of the debentures at $0.75.

The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the investors’ position.

The investors have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article Seventh of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Our Articles of Incorporation provides that we will indemnify our directors to the extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provides that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes. We have not entered into any separate indemnification agreements with our executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

HPC Capital Management, a registered broker-dealer, who received its shares of common stock being offering in this prospectus as compensation for investment banking services and holds the securities for its own account, may be deemed an “underwriter” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. Legend Merchant Group Inc., a registered broker-dealer; Dunwood Asset Management LLC, a registered broker-dealer; Palladium Capital Advisors LLC, a registered broker-dealer; Axiom Capital Management, Inc., a registered broker-dealer; John F. Heerdink Lr., Sam Ottensoser, David W. Unsworth Jr., Gilad Ottensoser, John H. Shaw III, David Jordan and Barry Zelin, are an “underwriter” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

▪	that a broker or dealer approve a person's account for transactions in penny stocks; and
▪	the broker of dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

▪	obtain financial information and investment experience objectives of the person; and
▪	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

▪	sets forth the basis on which the broker or dealer made the suitability determination; and
▪	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

HPC Capital Management, a registered broker-dealer, who received its shares of common stock being offering in this prospectus as compensation for investment banking services and holds the securities for its own account, may be deemed an “underwriter” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. Legend Merchant Group Inc., a registered broker-dealer; Dunwood Asset Management LLC, a registered broker-dealer; Palladium Capital Advisors LLC, a registered broker-dealer; Axiom Capital Management, Inc., a registered broker-dealer; John F. Heerdink Lr., Sam Ottensoser, David W. Unsworth Jr., Gilad Ottensoser, John H. Shaw III, David Jordan and Barry Zelin, are an “underwriter” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts.

		Total
	Total Shares of	Percentage					Percentage
	Common Stock	of Common	Shares of			Beneficial	of Common
	Issuable Upon	Stock,	Common Stock	Beneficial	Percentage of	Ownership	Stock Owned
	Conversion of	Assuming	Included in	Ownership	Common Stock	After the	After
Name	Debentures	Full	Prospectus	Before the	Owned Before	Offering	Offering
	and/or Warrants (1)	Conversion	(2)	Offering	Offering	(3)	(3)

JCB Capital L.P. (5)	2,690,689	5.22%	Up to	2,567,153 (4)	4.90%	--	--
			4,087,031
			shares of
			Common Stock

Palisades Master	10,765,984	18.05%	Up to	2,567,153 (4)	4.90%	3,707,881 (4)	4.90%
Fund LP (6)			16,353,026
			shares of
			Common Stock

Crescent	1,345,345	2.68%	Up to	1,345,345	2.68%	553,425	*
International Ltd. (7)			2,043,516
			shares of
			Common Stock

HPC Capital	250,000	*	Up to	250,000	*	--	--
Management (8)			250,000
			shares of
			Common Stock

=========================================================================================================================================
Alpha Capital AG (9)	--	--	1,346,668 (10)	1,035,898	2.17%	--	--

Michael & Deborah	--	--	45,957 (11)	35,351	*	--	--
Gordon JTWROS

Goren Brothers, L.P. (12)	--	--	1,683,334 (13)	1,294,872	2.72%	--	--

Nite Capital, L.P. (14)	--	--	505,001 (15)	388,462	2.92%	--	--

Diamond Oil & Gas	--	--	350,000	3,500,000	7.34*	3,150,000	4.50%
Corp. (16)

Legend Merchant Group	--	--	197,317 (18)	189,655	*	--	--
Inc. (17)

Dunwood Asset	--	--	14,201 (20)	13,650	*	--	--
Management LLC (21)

Palladiun Capital	--	--	98,071 (22)	94,263	*	--	--
Advisors LLC (21)

John F. Heerdink Jr.	--	--	69,411 (23)	66,715	*	--	--

Sam Ottensoser	--	--	34,705 (24)	33,375	*	--	--

David W. Unsworth Jr.	--	--	236,545 (25)	227,359	*	--	--

Gilad Ottensoser	--	--	21,926 (26)	21,074	*	--	--

John H. Shaw III	--	--	21,926 (27)	21,074	*	--	--

Kirstin Hussian	--	--	6,000	6,000	*	--	--

Rachel Glicksman	--	--	144,000	144,000	*	--	--

Crown Taylor	--	--	2,449,265	2,449,265	*	--	--

Michael E. Martin	--	--	10,000	10,000	*	--	--

Jack S. Steinhauser	--	--	15,000	15,000	*	--	--

Harrison W. Schumacher	--	--	87,500	87,500	*	--	--

Paul J. Mysyk	--	--	87,500	87,500	*	--	--

Axiom Capital	--	--	37,500	37,500	*	--	--
Management, Inc. (19)

David Jordan	--	--	56,250	56,250	*	--	--

Barry Zelin	--	--	56,250	56,250	*	--	--

Sichenzia Ross Friedman	--	--	50,000	50,000	*	--	--
Ference LLP (29)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) This column represents shares of common stock issuable upon conversion of convertible debentures and exercise of warrants issued in our June 2005 private placement, which is an estimated number based on a conversion price as of a recent date of September 20, 2005 of $.60 divided into the principal amount of the debenture.

(2) Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures and exercise of warrants issued in June 2005, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible debentures issued in June 2005 is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the convertible debentures issued in June 2005, if the convertible debentures had actually been converted on September 20, 2005, the convertible debentures would have had a conversion price of $.60. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants issued in June 2005 by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants issued in June 2005 and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Assumes that all securities registered will be sold.

(4) Represents the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to their 4.9% limitation.

(5) Brett Cohen in his capacity as the President of JGB Management, Inc., the general partner of JGB Capital, LP, has voting and investment power over such securities.

(6) Paul T. Mannion and Andy Reckles in their capacity as members of PEF Advisors, LLC, the general partner of Palisades Master Fund, LP, share voting and investment power over such securities.

(7) Mel Craw and Maxi Brezzi, in their capacity as managers of GreenLight Switzerland SA, the investment advisor to Crescent International Ltd., have voting and investment power over the shares owned by Crescent International Ltd. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.
(8) Vincent Sabarra in his capacity as President of HPC Capital Management, has voting and investment power over such securities.
(9) Konrad Ackerman and Rainer Posch have voting and investment control over the shares owned by this entity.

(10) Includes 400,000 shares of common stock underlying warrants.

(11) Includes 13,650 shares of common stock underlying warrants.

(12) James Goren and Alexander Goren have voting and investment control over the shares owned by this entity.

(13) Includes 500,000 shares of common stock underlying warrants.

(14) Keith Goodman, Manager of Nite Capital LLC, which is the General Partner of Nite Capital L.P. has voting and investment control over the shares owned by this entity.

(15) Includes 150,001 shares of common stock underlying warrants.

(16) George Young, our Chairman and CEO, has voting and investment control over the shares owned by this entity.

(17) David W. Unsworth has voting and investment control over the shares owned by this entity.

(18) Includes 27,016 shares of common stock underlying warrants.

(19) David Jenkins and Christopher K. Norman have voting and investment control over the shares owned by this entity.

(20) Represents shares of common stock underlying warrants.

(21) Joel Padowitz has voting and investment control over the shares owned by this entity.

(22) Includes 29,131 shares of common stock underlying warrants.

(23) Includes 16,599 shares of common stock underlying warrants.

(24) Includes 8,299 shares of common stock underlying warrants.

(25) Includes 64,742 shares of common stock underlying warrants.

(26) Includes 3,002 shares of common stock underlying warrants.

(27) Includes 3,002 shares of common stock underlying warrants.

(28) Liam F. Dalton and Mark D. Martino have voting and investment control over the shares owned by this entity.

(29) Greg Sichenzia, Marc Ross, Richard Friedman and Michael Ference have voting and investment control over the shares owned by this entity.

TERMS OF CONVERTIBLE DEBENTURES

On June 17, 2005, we closed a financing pursuant to a securities purchase agreement with three accredited investors for the issuance of $5,501,199.95 in face amount of debentures maturing June 17, 2008, and three year warrants to purchase our common stock. The debentures do not accrue interest and the investors paid $3,849,685 for the debentures. A commission of 9% on the $3,849,685 was paid by us to HPC Capital Management, a registered broker-dealer, in connection with the transaction, and we paid $100,000 in expenses and fees including $30,000 of the investors’ counsel’s legal fees, resulting in net proceeds to us of $3,403,267.35. Net proceeds will be used by us for general working capital.

The debentures are unsecured and we are obligated to pay 1/24th of the face amount of the debenture on the first of every month, starting October 1, 2005, which payment can be made in cash or in shares of our common stock. We may pay this amortization payment in cash or in stock at the lower of $0.60 per share or 80% of the volume weighted average price of our stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount.

Except as provided in the succeeding paragraph and to the extent any debentures remain outstanding, at any time, the debentures are convertible into shares of our common stock at $0.60 per share.

At any time after 90 days from the date that a registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, and if certain conditions are met, we have the right to redeem some or all of the debentures in a cash amount equal to 110% of the face amount of the debentures being redeemed.

After the registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, if the closing price for our common stock exceeds $1.50 for 20 consecutive trading days, we can require the holders to convert some or all of the debentures at $0.60.

In the event of default, the investors may require payment, which shall be the greater of: (A) 130% of the principal amount of the face amount of the debenture to be prepaid, or (B) the principal amount of the debenture to be prepaid, divided by the conversion price on (x) the date the default amount is demanded or otherwise due or (y) the date the default amount is paid in full, whichever is less, multiplied by the closing price on (x) the date the default amount is demanded or otherwise due or (y) the date the default amount is paid in full, whichever is greater.

We issued warrants to the investors, expiring June 17, 2008, to purchase 4,584,334 shares of restricted common stock, exercisable at a per share of $0.649. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below the exercise price, with the exception of any securities issued pursuant to a stock or option plan adopted by our board of directors, issued in connection with the debentures issued pursuant to the securities purchase agreement, or securities issued in connection with acquisitions or strategic transactions. Upon an issuance of shares of common stock below the exercise price, the exercise price of the warrants will be reduced to equal the share price at which the additional securities were issued and the number of warrant shares issuable will be increased such that the aggregate exercise price payable for the warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

Warrants to purchase 250,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management as additional compensation for its services in connection with the transaction with the investors.

After the effective date of this registration statement, if in any period of 20 consecutive trading days our stock price exceeds 250% of the warrants’ exercise price, all of the warrants shall expire on the 30th trading day after we send a call notice to the warrant holders. If at any time after one year from the date of issuance of the warrants there is not an effective registration statement registering, or no current prospectus available for, the resale of the shares underlying the warrants, then the holder may exercise the warrant at such time by means of a cashless exercise. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the investors’ position.

The investors have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

We have agreed to file a registration statement with the Securities and Exchange Commission within 90 days of closing to cover the future sale by the investors of the shares issuable in payment and/or conversion of the debentures, and the shares issuable on exercise of the warrants. If the registration statement is not filed within 90 days of closing or if the registration statement is not declared effective within 120 days from the date of closing, we are required to pay liquidated damages to the investors. The registration statement also will cover the future sale by HPC Capital Management of the shares issuable on exercise of the warrants issued to HPC in connection with the transaction.

The number of shares of common stock issuable upon conversion of the convertible debentures is determined by dividing that portion of the principal of the convertible debentures to be converted by the conversion price. For example, assuming conversion of the $5,501,199.95 of convertible debentures issued and outstanding on September 20, 2005, at a conversion price of $0.60, the number of shares issuable upon conversion would be:

$5,501,199.95/$0.60 = 9,168,667 shares

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures, based on market prices 25%, 50% and 75% below the market price as of September 20, 2005 of $0.75.

			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 20%	Issuable	Stock

25%	$.5625	$.45	12,224,889	20.34%
50%	$. 375	$.30	18,337,334	27.69%
75%	$.1875	$.15	36,674,667	43.37%

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Sichenzia Ross Friedman Ference LLP is also the owner of 50,000 shares of our common stock, which are included in this registration statement.

EXPERTS

Our financial statements for the years ended December 31, 2003 and December 31, 2004 appearing in this prospectus which is part of a registration statement have been audited by Hall & Company, and are included in reliance upon such reports given upon the authority of Hall & Company, as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Fellows Energy Ltd., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

FELLOWS ENERGY LTD.

INDEX TO FINANCIAL STATEMENTS

Financial Statements for Period Ended June 30, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

March 29, 2005

To the Stockholders of
Fellows Energy Ltd.

We have audited the accompanying balance sheet of Fellows Energy Ltd. (formerly, Fuel Centers, Inc.) as of December 31, 2004 and 2003, and the related operations statement, statement of changes in stockholders’ equity, and cash flow statement for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fellows Energy Ltd. as of December 31, 2004 and 2003, and the results of its operations and its cash flow for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has significant losses from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HALL & COMPANY Irvine, California

Fellows Energy Ltd.
(Formerly Fuel Centers, Inc.)

Balance Sheet

December 31, 2004 and 2003

	2004	2003
Assets
Cash	$149,027	$291,445

Total current assets	149,027	291,445

Unproved oil & gas property	3,688,648	—
Equipment, net of $5,027 accumulated depreciation	16,563	—
Restricted cash	135,000	—

Total assets	$3,989,238	$291,445

Liabilities And Stockholders’ Equity
Accounts payable	$434,411	$50,781
Notes payable	1,556,379	—

Total current liabilities	1,990,790	50,781

Convertible note payable	350,000	350,000
Convertible debenture	1,000,000	—

Stockholders’ equity:
Preferred stock, $.001 par value; 25,000,000 shares authorized; none outstanding	—	—
Common stock, $.001 par value; 100,000,000 shares authorized; 41,743,150 and 87,853,150 issued and outstanding	41,743	87,853
Additional paid-in capital	4,201,702	—
Stock issuance obligation	362,500	—
Accumulated deficit	(3,957,497)	(197,189)

Total stockholders’ equity	648,448	(109,336)

Total liabilities and stockholders’ equity	$3,989,238	$291,445

See accompanying notes.

Fellows Energy Ltd.
(Formerly Fuel Centers, Inc.)

Operations Statement

Years Ended December 31, 2004 and 2003

	2004	2003

Net revenue	$—	$—

Exploration expense	2,253,295	—
General and administrative expense	1,371,280	111,632

Loss from operations	(3,624,575)	(111,632)

Interest expense	135,733	10,243

Loss before income tax	(3,760,308)	(121,875)
Income tax expense	—	1,600

Net loss	$(3,760,308)	$(123,475)

Loss per common share—basic and diluted	$(.09)	$—

Weighted average of common shares—basic and diluted	42,065,000	87,853,150

See accompanying notes.

Fellows Energy Ltd.
(Formerly Fuel Centers, Inc.)

Statement of Changes in Stockholders’ Equity

Years Ended December 31, 2004 and 2003

Common Stock

		Additional	Stock
		Paid-In	Issuance	Accumulated
Shares	Amount	Capital	Oligation	Deficit	Total

Balance, December 31, 2002	12,550,450	$12,550	$40,955	$—	$(41,786)	$11,719
Expenses paid by officer	—	—	2,420	—	—	2,420
Issuance of forward common stock split	75,302,700	75,303	(43,375)	—	(31,928)	—
Net loss/comprehensive loss	—	—	—	—	(123,475)	(123,475)

Balance, December 31, 2003	87,853,150	$87,853	$—	$—	$(197,189)	$(109,336)

Retire shares held by former Management	(52,610,000)	(52,610)	25,610	—	—	(27,000)
Issue shares in exchange for oil and gas interests	3,500,000	3,500	1,046,500	—	—	1,050,000
Private placement	2,750,000	2,750	2,672,342	—	—	2,675,092
Issue shares as fee for January 5, 2004 transactions	250,000	250	457,250	—	—	457,500
Obligation to issue 200,000 shares with acquisition of oil and gas interests				194,000	—	194,000
Obligation to issue 200,000 shares to financial advisers	—	—	—	168,500	—	168,500
Net loss/comprehensive loss	—	—	—	—	(3,760,308)	(3,760,308)

Balance, December 31, 2004	41,743,150	$41,743	$4,201,702	$362,500	$(3,957,497)	$648,448

See accompanying notes.

Fellows Energy Ltd.
(Formerly Fuel Centers, Inc.)

Cash Flow Statement

Years Ended December 31, 2004 and 2003

	2004	2003
Cash flow from operating activity
Net loss	$(3,760,308)	$(123,475)
Adjustments to reconcile net loss to net cash used in operating activity
Depreciation	5,027	—
Expense paid by officer	—	2,420
Expense paid with stock issuance	457,500	—
Expense paid with stock issuance obligation	168,500	—
Changes in operating assets and liabilities
Decrease in prepaid expense	—	7,880
Decrease in interest receivable	—	35,308
Increase in accounts payable	383,630	19,129

Net cash used in operating activity	(2,745,651)	(58,738)

Cash flow from investing activity
Unproved oil & gas property	(2,444,648)	—
Equipment	(21,590)	—
Restricted cash	(135,000)	—

Cash used in investing activity	(2,601,238)	—

Cash flow from financing activity
Proceeds from notes payable	2,241,000	35,000
Payment on notes payable	(684,621)	(35,000)
Proceeds from convertible note payable	—	350,000
Proceeds from convertible debenture	1,000,000	—
Retirement of former management’s stock	(27,000)	—
Proceeds from private placement of common stock	2,675,092	—

Net cash provided by financing activities	5,204,471	350,000

Net (decrease) increase in cash	(142,418)	291,262
Cash, beginning of year	291,445	183

Cash, end of year	$149,027	$291,445

Supplemental Disclosure Of Cash Flow and Noncash Investing and Financing Activity

Income tax paid	$—	$1,600
Interest paid	25,681	—
Noncash:
Contribution of oil & gas interests in exchange for stock	1,050,000	—
Contribution of oil & gas interests in exchange for stock issuance obligation	194,000	—
Fee for January 5, 2004 transactions, in exchange for stock	457,500	—

See accompanying notes.

Fellows Energy Ltd.
(Formerly Fuel Centers, Inc.)

Notes to Financial Statements
December 31, 2004 and 2003

Note 1 - Nature Of Operations And Significant Accounting Policies

Nature of Operations - Fellows Energy Ltd., formerly Fuel Centers, Inc. is engaged in the exploration, extraction, processing and reclamation of coalbed methane, natural gas, and oil projects within the Western United States. We incorporated in the state of Nevada on April 9, 2001 as Fuel Centers, Inc. On November 12, 2003, we changed our name to Fellows Energy Ltd. Our principal offices are in Broomfield, Colorado.

Cash Equivalents - We consider all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. At December 31, 2004 and 2003, we had no cash equivalents.

Fair Value of Financial Instruments - The carrying amount of our financial instruments, which includes cash and accounts payable, approximate their fair value due to the short period to maturity of these instruments.

Restricted Cash - Restricted cash is cash balances held in the form of bank certificates of deposit. At December 31, 2004, $135,000 of restricted cash was deposited with custodians to secure reclamation of oil and gas property. At December 31, 2003, we had no restricted cash.

Revenue Recognition - we record revenue when title passes, delivery occurs to our customers and the customer assumes the risks and rewards of ownership, when the price is fixed and determinable, and when collectibility is reasonably assured.

Income Tax - We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. We provide a valuation allowance for deferred tax assets when we consider realization of such assets to be less likely than not.

Net Loss per Common Share - We have adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share. Statement 128 requires the reporting of basic and diluted earnings/loss per share. We calculate basic loss per share by dividing net loss by the weighted average number of outstanding common shares during the period.

Comprehensive Loss - We apply Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Statement 130 establishes standards for the reporting and display of comprehensive income or loss, requiring its components to be reported in a financial statement. For the years ended December 31, 2004 and 2003, our only component of comprehensive income or loss was the net loss reported in the operations statement.

Use of Estimates - Accounting principles generally accepted in the United States require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk - Financial instruments that potentially subject us to concentration of credit risk consist of cash. At December 31, 2004, we had $49,028 in cash in excess of federally insured limits.

Oil and Gas Activity - We follow the successful-efforts method of accounting for oil and gas property. Under this method of accounting, we capitalize all property acquisition cost and cost of exploratory and development wells when incurred, pending determination of whether the well has found proved reserves. If an exploratory well does not find proved reserves, we charge to expense the cost of drilling the well. We include exploratory dry hole cost in cash flow from investing activities within the cash flow statement. We capitalize the cost of development wells whether productive or nonproductive. We had no exploratory well cost that had been suspended for one year or more as of December 31, 2004.

Fellows Energy Ltd.
(Formerly Fuel Centers, Inc.)

Notes to Financial Statements
December 31, 2004 and 2003

Note 1 - Nature Of Operations And Significant Accounting Policies (cont’)

We expense as incurred geological and geophysical cost and the cost of carrying and retaining unproved property. We will provide depletion, depreciation and amortization (DD&A) of capitalized cost of proved oil and gas property on a field-by-field basis using the units-of-production method based upon proved reserves. In computing DD&A we will take into consideration restoration, dismantlement and abandonment cost and the anticipated proceeds from equipment salvage. When applicable, we will apply the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which provides guidance on accounting for dismantlement and abandonment cost.

We review our long-lived assets for impairment when events or changes in circumstances indicate that an impairment may have occurred. In the impairment test we compare the expected undiscounted future net revenue on a field-by-field basis with the related net capitalized cost at the end of each period. We will calculate expected future cash flow on all proved reserves using a 15% discount rate and escalated prices. Should the net capitalized cost exceed the undiscounted future net revenue of a property, we will write down the cost of the property to fair value, which we will determine using discounted future net revenue. We will provide an impairment allowance on a property-by-property basis when we determine that the unproved property will not be developed.

Sales of Producing and Nonproducing Property - We will account for the sale of a partial interest in a proved property as normal retirement. We will recognize no gain or loss as long as this treatment does not significantly affect the unit-of-production depletion rate. We will recognize a gain or loss for all other sales of producing properties and include the gain or loss in the results of operations.

We will account for the sale of a partial interest in an unproved property as a recovery of cost when substantial uncertainty exists as to recovery of the cost applicable to the interest retained. We will recognize a gain on the sale to the extent that the sales price exceeds the carrying amount of the unproved property. We will recognize a gain or loss for all other sales of nonproducing properties and include the gain or loss in the results of operations.

Stock Options - On October 9, 2003, we adopted an incentive stock option plan, pursuant to which shares of our common stock are reserved for issuance to satisfy the exercise of options. The purpose of the incentive stock option plan is to attract and retain qualified and competent officers, employees and directors. The plan authorizes up to 2,000,000 shares of authorized common stock to be purchased pursuant to the exercise of options. Our stockholders approved the plan on November 10, 2003. On September 15, 2004, we granted an option for 200,000 shares to our CEO, 150,000 shares to our vice president and 125,000 shares to an employee. These options are exercisable at $0.80 per share, the price of our stock on the grant date. The options vested 50% on the grant date and vest 50% on September 15, 2005.

We account for stock options to employees in accordance with Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related interpretations. Pursuant to APB No. 25, we record no compensation expense to employees on the date of grant because in issuing the grants we set the exercise price of the underlying stock at or above the market value of the stock on the date of the grant. Stock options granted to consultants are accounted for under the fair value method, in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

Statement 123 and Statement 148, Accounting for Stock-Based Compensation Transition and Disclosure, require disclosure of pro forma information regarding net income and earnings per share. The Statements require that the information be determined as if we had accounted for employee stock options under the fair value method of the statements. We estimate the fair value of the options we grant at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the year ended December 31, 2004: a risk-free interest rate of 3%; no expected dividend; a volatility factor of 30.4%; and a maturity date of ten years.

For purposes of pro forma disclosures, we amortize to expense the estimated fair value of the options over the options’ vesting period. We issued no options in 2003. Our pro forma information 2004 is:

Fellows Energy Ltd.
(Formerly Fuel Centers, Inc.)

Notes to Financial Statements
December 31, 2004 and 2003

Note 1 - Nature Of Operations And Significant Accounting Policies (cont’)

Year Ended December 31, 2004
Net loss as reported	$(3,760,308)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(102,200)
Pro forma net loss	$(3,862,508)
Basic and diluted loss per share—as reported	$(0.09)
Pro forma basic and diluted loss per share	$(0.09)

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions, are fully transferable, and are not subject to trading restrictions or blackout periods. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is our opinion that the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

We have not adopted any of the early transition methods provided for in Statement No. 148. In December 2004 the Financial Accounting Standards Board issued Statement No. 123 (Revised 2004), Share-Based Payment. This statement requires companies to recognize the fair value of stock options and other stock-based compensation as expense for reporting periods beginning in July 2005. For awards issued prior to the effective date, the standard requires companies to utilize prior valuation models of fair value and recognize as expense the remaining unvested portion of the awards over the remaining vesting periods. The adoption of this statement is not expected to have a material impact on the Company’s operating results, financial position or cash flow.

Note 2 - Going concern

As shown in the accompanying financial statements, we have incurred significant operating losses since inception. As of December 31, 2004, we have limited financial resources until such time that we are able to generate positive cash flow from operations. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to locate profitable mineral properties, generate revenue from our planned business operations, and control exploration cost. Management plans to fund its future operation by obtaining additional financing and commencing commercial production. However, there is no assurance that we will be able to obtain additional financing from investors or private lenders.

Note 3 - Convertible Note Payable

On September 9, 2003, we received $350,000 for issuance of a convertible note payable to a third party investor. The principal is due and payable on March 9, 2005 together with interest at the rate of 8% per year. The note also contains a conversion feature that gives the holder the right to convert all or any portion of the principal indebtedness into shares of common stock on or before its due date. On March 3, 2005, the note holder notified us that they were exercising their right to convert the entire $350,000 note at a conversion rate of $0.1429 per share, or 2,449,265 shares.

Fellows Energy Ltd.
(Formerly Fuel Centers, Inc.)

Notes to Financial Statements
December 31, 2004 and 2003

Note 4 - Debenture

In June 2004 we issued a two-year convertible debenture with a conversion price of $1.25 per share of common stock, subject to anti-dilution adjustments, in a private placement to two purchasers. The convertible debenture is secured by our assets and is due in June 2006. In connection with the issuance, we also issued warrants to purchase up to 400,000 shares of common stock at $1.50 per share. The warrants are exercisable for two years following conversion of the convertible debenture at an exercise price of $1.50. The offering resulted in gross proceeds to us, prior to the deduction of fees and cost, of approximately $1,000,000. We used the proceeds from the offering for working capital and general corporate purposes.

The conversion price of the convertible debenture and the exercise price of the warrants are subject to customary anti-dilution rights. In addition, if we issue common stock at a price less than the conversion price of the convertible debenture, then the conversion price will be reduced to the lower price. Under such circumstances, the exercise price of the warrants will be adjusted to the same price as the conversion price. As part of the placement, we agreed to provide piggyback registration rights to register for resale all of the shares of common stock issuable upon conversion of the debenture and upon exercise of the warrants.

We issued the above securities utilizing an exemption from registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act based on the representations of the Purchaser that it was an “accredited investor” (as defined under Rule 501 of Regulation D) and that it was purchasing the securities without a present view toward a distribution of the securities. In addition, we conducted no general solicitation in connection with the sale of the securities.

Note 5 - Note Payable

In November 2004 we entered into a joint venture agreement with an unrelated company in which the company received a 50% interest in certain of our properties in exchange for a $2,000,000 commitment for exploration and drilling on the properties. In addition, the company loaned us $1,500,000, 50% of which was due on January 31, 2005 and we have repaid with interest and 50% of which is payable on April 30, 2005, with interest at 18%. This note is secured by all of our assets.

Note 6 - Common Stock

In November 2003 our board of directors approved a seven-to-one stock split of our issued and outstanding common stock, which was done with a dividend of six shares for each share of common stock outstanding as of the record date. The dividend was payable on November 17, 2003, for shareholders of record on November 14, 2003. The common stock continues to be $.001 par value.

In November 2003 we amended the Articles of Incorporation to change our name from Fuel Centers, Inc. to Fellows Energy Ltd. The amendment also ratified an increase in the authorized number of shares of our $.001 par value common stock from 50,000,000 to 100,000,000 shares and an increase in the number of preferred shares from 5,000,000 to 25,000,000.

In January 2004 we completed a private placement of $2,750,000, less related offering cost, pursuant to which we issued 2,750,000 shares of common stock at $1.00 per share.

In connection with the transactions which closed on January 5, 2004, we incurred an obligation to a financial adviser to issue 250,000 shares of common stock as a fee, which we issued later in 2004. We valued the shares as of January 5, 2004, and recorded the value of $457,500 as financial consultation expense.

In August 2004 we entered into an agreement with a financial consultant in which we are obligated to issue the consultant 50,000 shares of common stock. In February 2005 we extended the agreement and are obligated to issue the consultant an additional 50,000 shares of common stock.

In October 2004, in connection with the acquisition of oil & gas leases, we incurred an obligation to issue 200,000 shares of common stock.

Fellows Energy Ltd.
(Formerly Fuel Centers, Inc.)

Notes to Financial Statements
December 31, 2004 and 2003

Note 6 - Common Stock (cont’)

In December 2004 we entered into an agreement with a financial consultant in which we are obligated to issue the consultant 150,000 shares of common stock.

Note 7 - Related Party Transactions

In 2003 we occupied office space provided by our former officer. Accordingly, we allocated occupancy cost to the Company based on the square foot percentage assumed multiplied by the former officer’s total monthly cost. This is shown in the accompanying operations statement for 2003 and is considered an additional capital contribution by the former officer.

On January 5, 2004, we acquired interests in certain oil and gas leases and other interests of the Johns Valley, Utah project and the rights to acquire interests in the Weston County, Carter Creek, Deer Creek and Gordon Creek Projects, as well as to enter into the Exploration Services Funding Agreement with Thomasson Partner Associates, Inc. of Denver, Colorado, owned by Diamond Oil & Gas Corporation, in exchange for 3,500,000 shares of common stock. The transaction was deemed to have a value of $1.05 million.

We acquired the option to earn a 70% working interest in 25,201 acres of oil and gas leases from Diamond, a corporation controlled by our CEO. As a result, we appointed new management while accepting the resignation of our former management and redeemed 52,610,000 shares of common stock owned by the outgoing and former management in exchange for approximately $27,000.

Over the period May through October 2004 we borrowed $741,000 on an unsecured 8% demand note payable to an entity controlled by our CEO. In December 2004 we paid $684,621 of principal on the note plus $25,681 of interest. The December 31, 2004 balance on the note was $56,379.

Note 8 - Income Tax

At December 31, 2004, we have available for federal income tax purposes a net operating loss carryforward of approximately $3,300,000, expiring at various times through 2024 that may be used to offset future taxable income. Therefore, we have provided no provision for income tax.

In addition, we have deferred tax assets of approximately $1,120,000 at December 31, 2004. We have not recorded a benefit from our net operating loss carryforward because realization of the benefit is uncertain and, therefore, a valuation allowance of $(1,120,000) has been provided for the deferred tax assets. The following table reports our carryforwards and the related deferred tax assets by year through December 31, 2004:

Year	NOL carryforward	Deferred tax asset

2001	$10,241	$3,481
2002	21,560	7,330
2003	122,915	41,791
2004	3,138,118	1,066,960
Less: valuation allowance	—	(1,119,562)

Totals:	$3,292,834	$—

Note 9 - Commitments and contingencies

With our Exploration Services Funding Agreement with Thomasson, as amended, we are committed to paying Thomasson an $800,000 fee in 2005 for the first right to review and purchase up to a 100% interest in oil and natural gas exploration projects they develop as well as fees for any projects that we acquire from Thomasson. Under the agreement, in 2005 Thomasson will present to us an average of eight projects per year with an area of interest of 10,000 to 80,000 acres per project with a reasonable potential of at least 200 billion cubic feet of natural gas reserves or 20 million barrels of oil reserves. After viewing a formal presentation regarding a project, we have a period of thirty days in which we have the option to acquire the project. We are not obligated to acquire any project. The agreement continues year to year until either party gives 90 days written notice of termination.

Fellows Energy Ltd.
(Formerly Fuel Centers, Inc.)

Notes to Financial Statements
December 31, 2004 and 2003

Note 9 - Commitments and contingencies (cont’)

Johns Valley Project, Utah. In early 2004 we acquired an agreement with Johns Valley Limited Partnership whereby we have the option to earn 70% working interest in 25,201 acres of Utah oil and gas leases. In order to maintain the option in good standing, we had an obligation to spend the following sums in exploration drilling on or before the dates specified to better characterize the coal and coalbed methane potential: (1) June 15, 2004, $1,200,000; (2) January 20, 2005, $1,000,000; and, (3) January 20, 2006, $800,000. In connection with the above commitment for 2004, as of June 30, 2004, we advanced $241,000 in the form of a loan bearing 10% interest to the Johns Valley Limited Partnership. As a result, and in lieu of repayment, our $1.2 million 2004 work commitment was reduced to $718,000 to be spent by October 31, 2004. By that date we had actually spent $550,000. Due to permitting delays and other operating parameters in the field, we have entered into negotiations to restructure the timing and amounts of our work commitments as provided for under the option assignment agreement. We have no current payment commitments or obligations pending the renegotiation.

Operating Lease - We have a one year operating lease through January 2006 for use of our office facilities with an option to renew at market rate. The rent is $1,681 per month. Aggregate minimum rental payments are $20,172 in 2005.

We were sued in the Sixth Judicial District Court, Garfield County, Utah on November 10, 2004, by Midway Perforating and Drilling in a complaint alleging nonpayment of charges connected with drilling the Johns Valley 10-33C2 well in Garfield County, UT. The complaint seeks damages of $100,000 and costs of $10,000. We filed our Answer and Counterclaim on January 19, 2005. We believe we have a strong defense and counterclaim in that the plaintiff failed to follow our instructions to use appropriate equipment for controlling deviation of the wellbore, and that such failure caused significant deviation of the wellbore, causing the well to be unusable. The suit is in its early stages. Although we believe we have a strong defense and counterclaim, we cannot predict the final outcome of the suit.

Note 10 - Subsequent Events

In February 2005 we agreed to sell the Circus project for $1.98 million to an unrelated third party. We have received half of the proceeds from the sale. The buyer has committed to pay the other half upon completion of routine title work on the property. We acquired the leases in October, 2004, for $451,000 and thus realized a $1,493,000 gain on the sale. We are using the proceeds from the sale to pay down the $1.5 million November 2004 note and for working capital.

In February 2005 we extended our agreement with a financial consultant and are obligated to issue an additional 50,000 shares as well as a monthly fee of $7,500 for three months through April 2005.

In March 2005 we agreed, subject to customary closing conditions, with Quaneco to acquire a 12.5% working interest in the Kirby and Castle Rock Coal Bed Natural Gas projects for $3,850,000 in cash and one million shares of restricted common stock. Under the terms of the agreement, we will participate in a 48 well drilling program during 2005 on the Kirby project that will extend out from an existing 16 well pilot program of previously drilled wells. We will have ownership in the previously drilled wells, which are currently being dewatered and are expected to commence production in the near future. The other working interest owners in the Kirby project include Quaneco (25.0%), Pinnacle Gas Resources (50%) and Galaxy Energy Corporation (12.5%).

Fellows Energy Ltd.
Balance Sheet
(Unaudited)

June 30, 2005

Assets
Cash	$2,503,171
Interest Receivable	130
Prepaid Expenses	71,378
Total current assets	2,574,679

Unproved oil & gas property	5,295,030

Equipment, net of $8,905 accumulated depreciation	22,240

Restricted cash	235,000
Deferred debt issue costs	459,868

Total assets	$8,586,817

Liabilities And Stockholders’ Equity

Accounts payable	$332,092
Notes payable	—

Total current liabilities	332,092

Convertible debenture	4,326,612
Stockholders’ equity:
Preferred stock, $.001 par value; 25,000,000 shares
authorized; none outstanding	—
Common stock, $.001 par value; 100,000,000 shares
authorized; 47,878,809 shares issued and outstanding	47,878
Additional paid-in capital	7,365,696
Stock issuance obligation	—
Accumulated deficit	(3,485,461)

Total stockholders’ equity	3,928,113

Total liabilities and stockholders’ equity	$8,586,817

See accompanying notes to financial statements

Fellows Energy Ltd.

Operations Statement
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005		2004
Revenue	—	—		$—		$—

Operating expense
Exploration	243,768	63,234		31,277		—
General and administrative	984,320	274,318		551,084		105,103

Operating (loss)	(1,228,088)	(337,552)		(582,361)		(105,103)

Other income (expense)	3,369	—		136		—
Interest expense	(129,408)	(21,529)		(48,094)		(15,090)
Gain on Sale of Property	1,442,674	—		5,393		—
Gain on extinguishment of debt	383,531	—		383,531		—

Income (loss) before income tax	472,078	(359,081)		(241,395)		(120,193)

Income tax expense	—	—		—		—
Deferred tax benefit	—	—		—		—

Net Income (loss)	$ 472,078	$ (359,081)		$(241,395)		$(120,193)

Basic and diluted earnings (loss) per share	$ 0.01	$ (0.01)	$	-nil-	$	-nil-
Basic weighted average shares outstanding	44,484,056	42,512,051		47,164,723		41,493,150

Diluted weighted average shares outstanding	63,572,133	42,512,051		66,252,800		41,493,150

See accompanying notes to financial statements

Fellows Energy Ltd.

Cash Flow Statement
 (Unaudited)

	Six Month Ended June 30,
	2005	2004
Cash flow from operating activities
Net income (loss)	$472,078	$(359,081)
Adjustments to reconcile net income to net cash used in operating activities:
Gain on sale of unproved oil and gas property	(1,442,674)	-
Gain from extinguishment of debt	(383,531)	-
Debt issue costs and discount amortization	102,928
Depreciation	3,878	2,152
Expenses paid with stock issuance	264,500	-
Interest paid with stock issuance	44,711
Changes in operating assets and liabilities
Interest receivable	(130)	-
Prepaid expense	(71,378)	(5,000)
Deferred debt issue costs	(459,868)	-
Accounts payable	(102,319)	38,263
Net cash provided by (used in) operating activities	(1,571,805)	(323,666)

Cash flow from investing activities:
Proceeds on sale of oil and gas property	1,930,083	-
Unproved oil and gas property additions	(1,493,792)	(3,097,257)
Restricted Cash	(100,000)	(135,000)
Purchase of equipment	(9,555)	(12,912)
Net cash provided by (used in) investing activities	326,736	(3,245,169)

Cash flow from financing activities
Proceeds from issuance of convertible debenture	3,849,685	1,000,000
Issuance of common stock	922,376	2,648,092
Borrowings on note payable	80,000	425,000
Payments on notes payable	(1,252,848)	-
Net cash provided by financing activities	3,599,213	4,073,092

Net increase in cash and equivalents	2,354,144	504,257
Cash and equivalents at beginning of period	149,027	291,445

Cash and equivalents at end of period	$2,503,171	$795,702

Supplemental Disclosure of Cash Floe and Noncash Investing and Financing Activity
Income tax paid	$-	$-
Interest paid	$81,750	$-
Non cash:
Conversion of $350,000 convertible note into common stock	$394,711	$-
Acquisition of oil & gas interest in exchange for common stock	$600,000	$1,050,000

See accompanying notes to financial statements

Fellows Energy Ltd.
 Financial Statement Notes
June 30, 2005

Note 1 -Basis of Presentation and Nature of Operations

We have prepared the accompanying unaudited condensed financial statements in accordance with accounting principles generally accepted in the United States for interim financial information. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. You should read these financial statements with our Annual Report on Form 10-KSB for the year ended December 31, 2004, as well as the 10-QSB for the quarter ended March, 31, 2005 and the 8-K filed on June 20, 2005. In our opinion, we have included all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. Operating results for the quarters presented are not necessarily indicative of the results that you may expect for the full year.

We are engaged in the exploration, extraction, processing and reclamation of coal bed methane, natural gas, and oil projects in the western United States. We were incorporated in the state of Nevada on April 9, 2001 as Fuel Centers, Inc. On November 12, 2003, we changed our name to Fellows Energy Ltd. Our principal offices are located in Broomfield, Colorado.

Comprehensive net income (loss) equals net income (loss).

Earnings (Loss) per share

We compute basic and diluted earnings (loss) per share as net income or loss divided by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share is similar to basic earnings per share but also presents the dilutive effect on a per share basis of securities convertible into common shares (e.g. stock options, warrants and other convertible securities) as if they had been converted at the beginning of the periods presented. In periods in which we incur losses we exclude potential shares from convertible securities from the computation of diluted loss per share as their effect is antidilutive in those periods.

Stock Options

We account for stock options to employees in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related interpretations. Pursuant to APB No. 25, we record no compensation expense to employees on the date of grant because in issuing the grants we set the exercise price of the underlying stock at or above the market value of the stock on the date of the grant. Stock options granted to consultants are accounted for under the fair value method, in accordance with Statement of Financial Accounting Standards No. 123 (Statement 123), Accounting for Stock-Based Compensation.

Statement 123 and Statement 148, Accounting for Stock-Based Compensation Transition and Disclosure, require disclosure of pro forma information regarding net income and earnings per share. The Statements require that the information be determined as if we had accounted for employee stock options under the fair value method of the statements. We estimate the fair value of the options we grant at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the quarter ended June 30, 2005: a risk-free interest rate of 3%; no expected dividend; a volatility factor of 30.4%; and a maturity date of ten years.

For purposes of pro forma disclosures, we amortize to expense the estimated fair value of the options over the options’ vesting period. Our pro forma information for the second quarter of 2005 is as follows (in thousands, except per share amounts).

Fellows Energy Ltd.
 Financial Statement Notes
June 30, 2005

	Six Months Ended		Six Months Ended
	June 30, 2005		June 30, 2004

Net Income (loss) as reported		$472,078		$(359,081)
Deduct: Total stock based employee compensation expense
determined under fair value based method for all awards		(51,100)		—

Pro forma net income (loss)		$420,978		$(359,081)

Basic and diluted earnings per share—as reported	$	-nil-	$	-nil-

Pro forma basic and diluted gain per share	$	-nil-	$	-nil-

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions, are fully transferable, and are not subject to trading restrictions or blackout periods. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is our opinion that the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123(R) (Statement 123(R)), Accounting for Stock-Based Compensation.  Statement 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  Statement 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed.  Prior to Statement 123(R), only certain pro forma disclosures of fair value were required.  The provisions of this statement are effective at the beginning of the next fiscal year.  Accordingly, we will adopt Statement 123(R) commencing with the quarter ending March 31, 2006.  We believe the adoption of Statement 123(R) may have a material effect on our results of operations.

Reclassifications

We have made certain reclassifications to the 2004 financial statements to conform with the 2005 financial statement presentation.

Note 2 - Contingencies and Going Concern

As shown in the accompanying financial statements, we have incurred significant operating losses since inception. From the inception of our oil and gas exploration business, we have not produced or sold any hydrocarbons. As of June 30, 2005 we have strengthened our financial resources. However, our ability to maintain profitability and positive cash flow is dependent upon our ability to exploit our mineral holdings, generate revenue from our planned business operations and control our exploration cost. We continue to seek additional financing. Should we not obtain adequate financing we may not be able to continue operations at our current scope of activity.

Fellows Energy Ltd.
 Financial Statement Notes
June 30, 2005

Note 3—Sale of Oil and Gas Property

In February 2005 we agreed to sell the Circus project for $1.98 million to an unrelated third party. We have received the full $1.98 million of the proceeds from the sale. We acquired the leases in October, 2004, with a total cost through the sale of $487,000. Additionally, we incurred $53,000 of closing cost on the sale.

Note 4—Note Payable

In February 2005 we paid $750,000 principal of the 18% $1,500,000 note payable to JMG Exploration, Inc., plus accrued interest of $82,000. The remaining $750,000 was due on April 30, 2005.

In May 2005, we assigned our remaining 50% interest in the Gordon Creek and Weston County properties to JMG as full payment of the unpaid principal and accrued interest on the note. As part of the settlement agreement, JMG’s commitment to spend $2,000,000 in exploration and drilling activity on the two projects by November 7, 2005 was terminated and JMG granted us the option to re-acquire our 50% ownership by June 30, 2005 for the amount of $391,000. We exercised this option in June 2005. Under this transaction, the Company removed itself from the liability of the note payable, and re-acquired the 50% ownership in the Gordon Creek and Weston County properties for $391,000. In connection with this transaction, we recorded a gain from extinguishment of debt of $383,531.

Note 5—Related Party Transactions

At March 31, 2005 we owed $35,000 on an unsecured, 8% demand note payable to an entity controlled by our CEO. During the quarter ending June 30, 2005, we borrowed $379,000 and paid down principal of $414,000 on the note, resulting in the paying off of the remaining balance owed plus interest of $500.

Note 6—Common Stock

In April 2005 we issued 2,999,265 shares of common stock for the following stock issuance obligations:

• 200,000 shares of common stock to Quaneco, LLC pursuant to a March 16, 2004 agreement;
• 50,000 shares of common stock to a business consultant pursuant to an August 1, 2004 agreement;
• 150,000 shares of common stock to a business consultant pursuant to a November 8, 2004 agreement;
• 100,000 shares of common stock to a business advisor pursuant to a January 10, 2005 agreement;
• 50,000 shares of common stock to a business consultant pursuant to a February 1, 2005 agreement;
• 2,449,265 shares of common stock on conversion of the 8% $350,000 convertible note issued September 9,  2003.

In April 2005, we issued 1,000,000 shares of common stock to Quaneco, LLC pursuant to a March 1, 2005 agreement as part of the consideration for the acquisition of the Kirby and Castle Rock projects. In accordance with the final purchase agreement, we have valued these shares at $0.60 per share. See Note 8.

On May 18, 2005, we closed on the private placement of $1,064,000 of securities. We incurred an estimated $141,000 of fees and cost, netting approximately $922,000. We sold 1,936,391 shares of common stock and 818,192 warrants. Each warrant entitles the holder to purchase one share of common stock for $1.00 until May 18, 2008. We also issued 81,819 of the same warrants to the placement agent as additional compensation. We have agreed to register the resale of the shares sold and the shares underlying the warrants with the U.S. Securities and Exchange Commission.

In June 2005, we issued a total of 200,000 shares of common stock in connection with agreements with a financial consultant.

Fellows Energy Ltd.
 Financial Statement Notes
June 30, 2005

Note 7—Convertible Debenture

On June 17, 2005, we closed a financing pursuant to a securities purchase agreement with three accredited investors for the issuance of $5,501,200 in face amount of debentures maturing at the end of the 27th month from the date of issuance, and three year warrants to purchase common stock of the company. The debentures bear no interest and the investors paid $3,849,685, after discounts of $1,651,515, for the debentures. A commission of 9% on the $3.85 million was paid in connection with the transaction, and we paid $100,000 in legal fees, resulting in net proceeds to the company of $3,403,267. The debentures are unsecured and we are obligated to pay 1/24th of the face amount of the debenture on the first of every month, starting October 1, 2005, which payment can be made in cash or in common. We may pay this amortization payment in cash or in stock at the lower of $0.60 per share (the Set Price) or 80% of the volume weighted average price of the stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount. At any time after 90 days from the date that a registration statement registering the shares of common stock underlying the debentures and warrants is declared effective (the Effective Date), and if certain conditions are met, we have the right to redeem some or all of the debentures in a cash amount equal to 110% of the face amount of the debentures being redeemed. At any time, the debentures are convertible into common stock at the Set Price.

We issued warrants to the investors, expiring June 17, 2008, to purchase 4,584,334 shares of restricted common stock, exercisable at a per share of $0.649. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below the exercise price, with the exception of any securities issued pursuant to a stock or option plan adopted by our board of directors, issued in connection with the debentures issued pursuant to the securities purchase agreement, or securities issued in connection with acquisitions or strategic transactions. Upon an issuance of shares of common stock below the exercise price, the exercise price of the warrants will be reduced to equal the share price at which the additional securities were issued and the number of warrant shares issuable will be increased such that the aggregate exercise price payable for the warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

Warrants to purchase 250,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management as additional compensation for its services in connection with the transaction with the investors.

In addition to the $1,651,515 cash discount, we also recorded a discount of $626,042 based on a Black-Scholes model valuation of the 4,584,334 warrants issued to the debenture holders and the 250,000 warrants issued to HPC Capital Management.

Note 8—Unproved Oil and Gas Property

On April 14, 2005, we entered into a letter of intent to purchase the John’s Valley project, and we are under continuing negotiations to purchase the project or an interest in the project through an earn-in arrangement. We have made a payment of $300,000 toward the purchase.

On May 2, 2005, we entered into two option agreements with Thomasson Partner Associates, Inc. to participate in the Platte and Badger projects located in Garden and Keith Counties, Nebraska, and Stanley and Hughes Counties, South Dakota. Under the agreements, the initial project fee is $100,000 for the Platte project and $150,000 for the Badger project. Upon execution of definitive agreements we have paid Thomasson $80,000 for Platte, and $105,000 for Badger. This is made up of half of the initial project fees plus reimbursement of Land Sat cost of $30,000 each. In addition, there will be additional cost for a GeoChem survey on Platte and an air photo study on Badger for the amounts of $13,000 and $12,000 respectively. The total cost of these projects will be $143,000 and $217,000 respectively by September 15, 2005.

In March 2005 we agreed, subject to customary closing conditions, with Quaneco to acquire a 12.5% working interest in the Kirby and Castle Rock Coal Bed Methane projects for $3,850,000 in cash and one million dollars worth of shares of restricted common stock. In April 2005 we issued Quaneco, 1,000,000 shares of our common stock in connection with this agreement. On June 23, 2005, we entered into a definitive purchase agreement with Quaneco and paid $500,000 toward the purchase, which vests in us a pro rata portion of the 12.5% interest, and we have until September 1, 2005 to pay additional amounts of the purchase price and vest in additional amounts. Under the terms of the agreement, we will participate in a 48 well drilling program during 2005 on the Kirby project that will extend out from an existing 16 well pilot program of previously drilled wells. We will have ownership in the previously drilled wells, which are currently being dewatered and are expected to commence production later in the near future. The other working interest owners in the Kirby project include Quaneco (25.0%), Pinnacle Gas Resources (50%) and Galaxy Energy Corporation (12.5%).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Seventh of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Our Articles of Incorporation provides that we will indemnify our directors to the extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provides that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Section 10 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes. We have not entered into any separate indemnification agreements with our executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$2,364.86
Accounting fee and expenses	10,000.00*
Legal fees and expenses	50,000.00*
Miscellaceous	2,635.14
TOTAL	$65,000.00

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On September 9, 2003, we received $350,000 for issuance of a convertible note payable to a third party investor. The principal was due and payable on March 9, 2005 together with interest at the rate of 8% per year. The note also contained a conversion feature that gave the holder the right to convert all or any portion of the principal indebtedness into shares of common stock on or before March 9, 2005. On March 3, 2005, the note holder exercised its right to convert the entire $350,000 note at a conversion rate of $0.1429 per share, or 2,449,265 shares.

On November 3, 2003, our board of directors approved a 7 for 1 stock split of the issued and outstanding common stock, effectuated through a dividend of six shares for each share of common stock outstanding as of the record date and payable on November 17, 2003 for stockholders of record on November 14, 2003. Prior to that, on June 17, 2002, we authorized a 2.09 to 1 split of our common stock by means of a dividend of 1.09 shares of common stock for each share of common stock for holders of record on June 21, 2002. In January 2004 we redeemed 52,610,000 shares of common stock.

In January 2004 we completed a private placement of $2,750,000, less related offering cost, pursuant to which we issued 2,750,000 shares of common stock at $1.00 per share.

In connection with the transactions which closed on January 5, 2004, we issued to a financial adviser 250,000 shares of common stock as a fee later in 2004.

In June 2004 we issued a two-year convertible debenture with a conversion price of $1.25 per share of common stock, subject to anti-dilution adjustments, in a private placement to two purchasers. The convertible debenture is secured by our assets. In connection with the issuance, we also issued warrants to purchase up to 400,000 shares of common stock at $1.50 per share. The warrants are exercisable for two years following conversion of the convertible debenture at an exercise price of $1.50. The offering resulted in gross proceeds to us, prior to the deduction of fees and cost, of approximately $1,000,000. We used the proceeds from the offering for working capital and general corporate purposes. The conversion price of the convertible debenture and the exercise price of the warrants are subject to customary anti-dilution rights. In addition, if we issue common stock at a price less than the conversion price of the convertible debenture, then the conversion price will be reduced to the lower price. Under such circumstances, the exercise price of the warrants will be adjusted to the same price as the conversion price. As part of the placement, we agreed to provide piggyback registration rights to register for resale all of the shares of common stock issuable upon conversion of the debenture. We issued the above securities utilizing an exemption from registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act based on the representations of the Purchaser that it was an “accredited investor” (as defined under Rule 501 of Regulation D) and that it was purchasing the securities without a present view toward a distribution of the securities. In addition, we conducted no general solicitation in connection with the sale of the securities.

On August 1, 2004 we entered into an agreement with a financial consultant in which we issued the consultant 50,000 shares of common stock. On November 1, 2004 and February 1, 2005 we extended the agreement and issued the consultant an additional 100,000 shares of common stock, 50,000 shares for each extension.

In October 2004, in connection with the acquisition of oil and gas leases, we incurred an obligation to issue and subsequently issued 200,000 shares of common stock.

In December 2004 we entered into an agreement with a financial consultant in which we incurred an obligation to issue and subsequently issued to the consultant 150,000 shares of common stock.

In April 2005 we issued 2,999,265 shares of common stock for the following stock issuance obligations:

• 200,000 shares of common stock to Quaneco, LLC pursuant to a March 16, 2004 agreement;
• 50,000 shares of common stock to a business consultant pursuant to an August 1, 2004 agreement;
• 150,000 shares of common stock to a business consultant pursuant to a November 8, 2004 agreement;
• 100,000 shares of common stock to a business advisor pursuant to a January 10, 2005 agreement;
• 50,000 shares of common stock to a business consultant pursuant to a February 1, 2005 agreement;
• 2,449,265 shares of common stock on conversion of the 8% $350,000 convertible note issued September 9, 2003.

In April 2005, we issued 1,000,000 shares of common stock to Quaneco, LLC pursuant to a March 1, 2005 agreement as part of the consideration for the acquisition of the Kirby and Castle Rock projects. In accordance with the final purchase agreement, we have valued these shares at $0.60 per share.

On May 18, 2005, we closed on $1,063,650 in equity financing and issued approximately 545,461 units, at a price of $1.95 per unit, each unit consisting of 3.55 shares of our common stock, $0.001 par value per share, and one and one-half Series A warrants to purchase our common stock. The units were sold to a limited number of accredited investors through a private placement memorandum and were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act. We also agreed to pay the following to a placement agent: (1) a placement fee equal to 10% of the gross proceeds received from sales to certain investors identified by the placement agent; (2) a warrant or warrants, identical to the warrants contained in the units, equal to 15% of the number of units issued to certain investors identified by the placement agent, and (3) a non-accountable expense allowance of 3% of the aggregate gross proceeds of the private placement.

Each whole warrant will entitle the holder to purchase one share of our common stock for a price of $1.00 per share for three years from the date of purchase of the unit. The warrants also contain limited anti-dilution rights. The warrants are subject to adjustment in the event of (1) any subdivision or combination of our outstanding common stock or (2) any distribution by us to holders of common stock of (x) a stock dividend, or (y) assets (other than cash dividends payable out of retained earnings) to holders of common stock. In addition, until two (2) years from the date the registration statement filed pursuant to the Registration Rights Agreement is declared effective, and except for certain issuances of our common stock including (A) pursuant to rights, warrants, convertible securities or options outstanding on the date of issuance of the warrants, (B) pursuant to the private placement, or (C) in other limited circumstances, if and when we issue or sell any common stock (including rights, warrants, convertible securities or options for its capital stock) for a consideration per share less than the per share purchase price of such common stock in the offering, then we shall issue additional common stock to the investors so that the average per share purchase price of the shares of common stock issued to the investors (of only the common stock still owned by such investors) is equal to such other lower price per share.

In June 2005, we issued a total of 200,000 shares of common stock in connection with agreements with a financial consultant.

In June 2005, we issued 50,000 shares to Sichenzia Ross Friedman Ference LLP for services rendered.

On June 17, 2005, we closed a financing pursuant to a securities purchase agreement with three accredited investors for the issuance of $5,501,199.95 in face amount of debentures maturing June 17, 2008, and three year warrants to purchase our common stock. The debentures do not accrue interest and the investors paid $3,849,685 for the debentures. A commission of 9% on the $3,849,685 was paid by us to HPC Capital Management, a registered broker-dealer, in connection with the transaction, and we paid $100,000 in expenses and fees including $30,000 of the investors’ counsel’s legal fees, resulting in net proceeds to us of $3,403,267.35. Net proceeds will be used by us for general working capital.

The debentures are unsecured and we are obligated to pay 1/24th of the face amount of the debenture on the first of every month, starting October 1, 2005, which payment can be made in cash or in shares of our common stock. We may pay this amortization payment in cash or in stock at the lower of $0.60 per share or 80% of the volume weighted average price of our stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount.

Except as provided in the succeeding paragraph and to the extent any debentures remain outstanding, at any time, the debentures are convertible into shares of our common stock at $0.60 per share.

At any time after 90 days from the date that a registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, and if certain conditions are met, we have the right to redeem some or all of the debentures in a cash amount equal to 110% of the face amount of the debentures being redeemed.

After the registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, if the closing price for our common stock exceeds $1.50 for 20 consecutive trading days, we can require the holders to convert some or all of the debentures at $0.60.

In the event of default, the investors may require payment, which shall be the greater of: (A) 130% of the principal amount of the face amount of the debenture to be prepaid, or (B) the principal amount of the debenture to be prepaid, divided by the conversion price on (x) the date the default amount is demanded or otherwise due or (y) the date the default amount is paid in full, whichever is less, multiplied by the closing price on (x) the date the default amount is demanded or otherwise due or (y) the date the default amount is paid in full, whichever is greater

We issued warrants to the investors, expiring June 17, 2008, to purchase 4,584,334 shares of restricted common stock, exercisable at a per share of $0.649. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below the exercise price, with the exception of any securities issued pursuant to a stock or option plan adopted by our board of directors, issued in connection with the debentures issued pursuant to the securities purchase agreement, or securities issued in connection with acquisitions or strategic transactions. Upon an issuance of shares of common stock below the exercise price, the exercise price of the warrants will be reduced to equal the share price at which the additional securities were issued and the number of warrant shares issuable will be increased such that the aggregate exercise price payable for the warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

Warrants to purchase 250,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management as additional compensation for its services in connection with the transaction with the investors.

After the effective date of this registration statement, if in any period of 20 consecutive trading days our stock price exceeds 250% of the warrants’ exercise price, all of the warrants shall expire on the 30th trading day after we send a call notice to the warrant holders. If at any time after one year from the date of issuance of the warrants there is not an effective registration statement registering, or no current prospectus available for, the resale of the shares underlying the warrants, then the holder may exercise the warrant at such time by means of a cashless exercise. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the investors’ position.

The investors have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

On September 21, 2005, we closed a financing pursuant to a securities purchase agreement with two accredited investors for the issuance of $3,108,000 in face amount of debentures maturing December 20, 2008, and three year warrants to purchase our common stock. The debentures do not accrue interest and the investors paid $2,174,947.52 for the debentures. A commission of 8% on $2,000,000 raised was paid by us to HPC Capital Management, a registered broker-dealer, in connection with the transaction and we placed $50,000 in escrow for the payment of future legal fees in connection with our registration statement, resulting in net proceeds to us of $1,964,947.52, before our legal fees. Net proceeds will be used by us for general working capital.

The debentures are unsecured and we are obligated to pay 1/24th of the face amount of the debenture on the first of every month, starting January 1, 2006, which payment can be made in cash or in shares of our common stock. We may pay this amortization payment in cash or in stock at the lower of $0.75 per share or 80% of the volume weighted average price of our stock for the five trading days prior to the repayment date. In the event that we make the payment in cash, we shall pay 110% of the monthly redemption amount.

Except as provided in the succeeding paragraph and to the extent any debentures remain outstanding, at any time, the debentures are convertible into shares of our common stock at $0.75 per share.

At any time after 90 days from the date that a registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, and if certain conditions are met, we have the right to redeem some or all of the debentures in a cash amount equal to 110% of the face amount of the debentures being redeemed.

After the registration statement registering the shares of common stock underlying the debentures and warrants is declared effective, if the closing price for our common stock exceeds $1.875 for 20 consecutive trading days, we can require the holders to convert some or all of the debentures at $0.75.

In the event of default, the investors may require payment, which shall be the greater of: (A) 130% of the principal amount of the face amount of the debenture to be prepaid, or (B) the principal amount of the debenture to be prepaid, divided by the conversion price on (x) the date the default amount is demanded or otherwise due or (y) the date the default amount is paid in full, whichever is less, multiplied by the closing price on (x) the date the default amount is demanded or otherwise due or (y) the date the default amount is paid in full, whichever is greater

We issued warrants to the investors, expiring September 21, 2008, to purchase 2,172,000 shares of restricted common stock, exercisable at a per share of $0.80. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below the exercise price, with the exception of any securities issued pursuant to a stock or option plan adopted by our board of directors, issued in connection with the debentures issued pursuant to the securities purchase agreement, or securities issued in connection with acquisitions or strategic transactions. Upon an issuance of shares of common stock below the exercise price, the exercise price of the warrants will be reduced to equal the share price at which the additional securities were issued and the number of warrant shares issuable will be increased such that the aggregate exercise price payable for the warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

Warrants to purchase 100,000 shares, at the same price and for the same term as the warrants issued to the investors, have been issued to HPC Capital Management as additional compensation for its services in connection with the transaction with the investors.

After the effective date of this registration statement, if in any period of 20 consecutive trading days our stock price exceeds 250% of the warrants’ exercise price, all of the warrants shall expire on the 30th trading day after we send a call notice to the warrant holders. If at any time after one year from the date of issuance of the warrants there is not an effective registration statement registering, or no current prospectus available for, the resale of the shares underlying the warrants, then the holder may exercise the warrant at such time by means of a cashless exercise. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

The conversion price of the debentures and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the investors’ position.

The investors have agreed to restrict their ability to convert their debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Stock Option Plan

On October 9, 2003, we adopted an incentive stock option plan, pursuant to which shares of our common stock are reserved for issuance to satisfy the exercise of options. The purpose of the incentive stock option plan is to retain qualified and competent officers, employees and directors. As noted in the table below, the incentive stock option plan for our executive officers authorizes up to 2,000,000 shares of common stock, $0.001 par value per share, to be purchased pursuant to the exercise of options. The effective date of the stock option plan was October 9, 2003, and the stock option plan was approved by stockholders on November 10, 2003. As of December 31, 2004, 475,000 options have been granted pursuant to the incentive stock option plan. These options vested 50% on the grant date and vest 50% on September 15, 2005.

Recipient	Exercise Price Per Share	Shares Underlying Options Granted

George S. Young	$0.80	200,000
Steve Prince	$0.80	150,000
Cliff Murray	$0.80	125,000

Our board of directors, or a committee thereof, administers the stock option plan and is authorized, in its discretion, to grant options thereunder to all of our eligible employees, including officers, and to our Directors, whether or not those Directors are also our employees. Options will be granted pursuant to the provisions of the incentive stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our board of directors. Options granted pursuant to the stock option plan will not be exercisable after the expiration of ten years from the date of grant.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Fellows Energy Ltd. or executive officers of Fellows Energy Ltd., and transfer was restricted by Fellows Energy Ltd. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Fellows Energy Ltd., a Nevada corporation.

Exhibit No.	Description

3.1
Articles of Incorporation, filed as an exhivit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission (tjhe "Commission") on Aufust 10, 2001, and incorporated herein by reference.

3.2	Certificate of Amendment to Articles of Incorporation, filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference.

3.3	Bylaws, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on August 10, 2001, and incorporated herein by reference.

4.1
Form of Convertible Debenture issued by Fellows Energy, Ltd., dated June 4, 2004, filed as an exhibit to the current report on Form 8-K filed with the Commission on June 17, 2004, and incorporated herein by reference.

4.2
Form of Warrant to Purchase Common Stock of Fellows Energy, Ltd., dated June 4, 2004, filed as an exhibit to the current report on Form 8-K filed with the Commission on June 17, 2004, and incorporated herein by reference.

4.3
Form of Security Agreement of Fellows Energy, Ltd., dated June 4, 2004, filed as an exhibit to the current report on Form 8-K filed with the Commission on June 17, 2004, and incorporated herein by reference.

4.4
Form of Warrant to Purchase Common Stock of Fellows Energy Ltd. dated May 18, 2005, filed as an exhibit to the quarterly report on Form 10-QSB filed with the Commission on May 23, 2005, and incorporated herein by reference.

4.5	Form of Registration Rights Agreement dated May 18, 2005, filed as an exhibit to the quarterly report on Form 10-QSB filed with the Commission on May 23, 2005, and incorporated herein by reference.

4.6	Form of Subscription Agreement dated May 18, 2005, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on August 10, 2005, and incorporated herein by reference.

4.7
Form of Securities Purchase Agreement of Fellows Energy Ltd. dated June 17, 2005, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on August 10, 2005, and incorporated herein by reference.

4.8	Form of Debenture issued by the Company, dated June 17, 2005, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on August 10, 2005, and incorporated herein by reference.

4.9
Form of Warrant to purchase Common Stock of the Company, dated June 17, 2005, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on August 10, 2005, and incorporated herein by reference.

4.10
Form of Registration Rights Agreement of Fellows Energy Ltd. dated June 17, 2005, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on August 10, 2005, and incorporated herein by reference.

4.11
Form of Securities Purchase Agreement of Fellows Energy Ltd. dated September 21, 2005, filed as an exhibit to the current report on Form 8-K filed with the Commission on September 22, 2005, and incorporated herein by reference

4.12
Form of Debenture issued by the Company, dated September 21, 2005, filed as an exhibit to the current report on Form 8-K filed with the Commission on September 22, 2005, and incorporated herein by reference

4.13
Form of Warrant to purchase Common Stock of the Company, dated September 21, 2005, filed as an exhibit to the current report on Form 8-K filed with the Commission on September 22, 2005, and incorporated herein by reference

4.14
Form of Registration Rights Agreement of Fellows Energy Ltd. dated September 21, 2005, filed as an exhibit to the current report on Form 8-K filed with the Commission on September 22, 2005, and incorporated herein by reference

5.1
Sichenzia Ross Friedman Ference LLP Opinion and Consent, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on August 10, 2005, and incorporated herein by reference.

10.1
Purchase Agreement of October 22, 2003 with Diamond Oil and Gas Corporation, filed as an exhibit to the proxy statement on Schedule 14A filed with the Commission on October 22, 2003, and incorporated herein by reference.

10.2	Stock Option Plan, filed as an exhibit to the quarterly report on Form 10-QSB filed with the Commission on May 23, 2005, and incorporated herein by reference.

10.3
Exploration Services Funding Agreement, dated January 26, 2004, between Fellows Energy LTd. and Thomasson Partner Associates, Inc., filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference. **

10.4
Agreement to Extend and Amend Exploration Funding Service Agreement, dated February 24, 2005, between Fellows Energy Ltd. and Thomasson Partner Associates, Inc., filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference.

10.5
Purchase and Option Agreement, dated March 16, 2004, between Fellows Energy Ltd. and Quaneco, L.L.C., filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference. **

10.6
Amendment to Purchase and Option Agreement, dated September 14, 2004, between Fellows Energy Ltd. and Quaneco, L.L.C., filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference. **

10.7
Agreement for Purchase of Interests in the Castle Rock and Kirby CBNG Projects of March 4, 2005 with Quaneco, L.L.C., filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference. **

10.8
Promissory Note of November 8, 2004 with JMG Exploration, Inc., filed as an exhibit to the quarterly report on Form 10-QSB filed with the Commission on November 15, 2004, and incorporated herein by reference.

10.9
General Security Agreement of November 8, 2004 with JMG Exploration, Inc., filed as an exhibit to the quarterly report on Form 10-QSB filed with the Commission on November 15, 2004, and incorporated herein by reference.

10.10
Exploration and Development and Conveyance Agreement of November 8, 2004 with JMG Exploration, Inc., filed as an exhibit to the quarterly report on Form 10-QSB filed with the Commission on November 15, 2004, and incorporated herein by reference.

10.11	Amendment to Exploration and Development and Conveyance Agreement, dated June [__], 2005, between Fellows Energy Ltd. and JMG Exploration, Inc.*

10.12
Consultant Agreement, dated February 1, 2005, between Fellows Energy, Ltd. and CEOCast, Inc., filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference.

10.13	Consultant Agreement, dated November 1, 2004, between Fellows Energy, Ltd. and CEOCast, Inc.*

10.14
Consultant Agreement, dated August 1, 2004, between Fellows Energy, Ltd. and CEOCast, Inc., filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference.

10.15
Letter Agreement, dated December 1, 2004, between Fellows Energy, Ltd. and Axiom Capital Management, Inc., filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference.

10.16
Carter Creek Project Purchase Agreement, dated January 9, 2004, between Thomasson Partner Associates, Inc. and Fellows Energy Ltd., filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference. **

10.17
Letter Agreement regarding Bacaroo Project, dated April 14, 2004, between Thomasson Partner Associates, Inc. and Fellows Energy Ltd., filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference. **

10.18
Note between Deseado, LLC and Fellows Energy Ltd., dated September 24, 2004, filed as an exhibit to the amended annual report on Form 10-KSB/A filed with the Commission on May 2, 2005, and incorporated herein by reference.

10.19	Placement Agent Agreement dated March 4, 2005, between Fellows Energy Ltd. and Legend Merchant Group Inc. *

10.20	Addendum to Placement Agent Agreement, dated April 5, 2005, between Fellows Energy Ltd. and Legend Merchant Group, Inc. *

10.21	Business Advisory Agreement, dated January 10, 2005, between Fellows Energy Ltd. and Legend Merchant Group, Inc. *

23.1	Consent of Hall & Company (filed herewith).

23.2	Consent of legal counsel (see Exhibit 5.1).
 ___________________

** Portions have been omitted pursuant to a request for confidentiality

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant, Fellows Energy Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Broomfield, State of Colorado, on September 22, 2005.

By: /s/ GEORGE L. YOUNG
------------------------------
George L. Young, Chairman of the Board, Chief Executive
Officer (Principal Executive Officer), President, Principal
Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ GEORGE L. YOUNG	Chairman of the Board of Directors, Chief	September 22, 2005
------------------------------	Executive Officer (Principal Executive Officer),
George L. Young	President, Principal Financial Officer and
Principal Accounting Officer

/s/ STEVEN L. PRINCE	Director	September 22, 2005
------------------------------
Steven L. Prince